Exhibit 99.1

ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion provides information about the results of operations, financial condition, liquidity, and capital resources of East West Bancorp, Inc. and its subsidiaries. This information is intended to facilitate the understanding and assessment of significant changes and trends related to our financial condition and the results of our operations. This discussion and analysis should be read in conjunction with our consolidated financial statements and the accompanying notes presented elsewhere in this report.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and general practices within the banking industry. The financial information contained within these statements is, to a significant extent, financial information that is based on approximate measures of the financial effects of transactions and events that have already occurred. All of our significant accounting policies are described in Note 1 of our consolidated financial statements presented elsewhere in this report and are essential to understanding Management’s Discussion and Analysis of Financial Condition and Results of Operations. Various elements of our accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. In addition, certain accounting policies require significant judgment in applying complex accounting principles to individual transactions to determine the most appropriate treatment. We have established procedures and processes to facilitate making the judgments necessary to prepare financial statements.

The following is a summary of the more judgmental and complex accounting estimates and principles. In each area, we have identified the variables most important in the estimation process. We have used the best information available to make the estimations necessary to value the related assets and liabilities. Actual performance that differs from our estimates and future changes in the key variables could change future valuations and impact net income.

Fair Valuation of Financial Instruments

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements, on January 1, 2008. This standard provides a definition of fair value, establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. Fair value is the price that could be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Based on the observability of the inputs used in the valuation techniques, we classify our financial assets and liabilities measured and disclosed at fair value in accordance with the three-level hierarchy (e.g., Level 1, Level 2 and Level 3) established under SFAS No. 157. Fair value determination in accordance with SFAS No. 157 requires that we make a number of significant judgments. In determining the fair value of financial instruments, we use market prices of the same or similar instruments whenever such prices are available. We do not use prices involving distressed sellers in determining fair value. If observable market prices are unavailable or impracticable to obtain, then fair value is estimated using modeling techniques such as discounted cash flow analyses. These modeling techniques incorporate our assessments regarding assumptions that market participants would use in pricing the asset or the liability, including assumptions about the risks inherent in a particular valuation technique and the risk of nonperformance.

Fair value is used on a recurring basis for certain assets and liabilities in which fair value is the primary basis of accounting. Additionally, fair value is used on a non-recurring basis to evaluate assets or liabilities for impairment or for disclosure purposes in accordance with SFAS No. 107, Disclosures About Fair Value of Financial Instruments.

Investment Securities

The classification and accounting for investment securities are discussed in detail in Note 1 of the consolidated financial statements presented elsewhere in this report. Under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, investment securities generally must be classified as held-to-maturity, available-for-sale, or trading. The appropriate classification is based partially on our ability to hold the securities to maturity and largely on management’s intentions with respect to either holding or selling the securities. The classification of investment securities is significant since it directly impacts the accounting for unrealized gains and losses on securities. Unrealized gains and losses on trading securities flow directly through earnings during the periods in which they arise. Investment securities that are classified as held-to-maturity are recorded at amortized cost. Unrealized gains and losses on available-for-sale securities are recorded as a separate component of stockholders’ equity (accumulated other comprehensive income or loss) and do not affect earnings until realized or are deemed to be other-than-temporarily impaired. The fair values of investment securities are generally determined by reference to the average of at least two quoted market prices obtained from independent external brokers or independent external pricing service providers who have experience in valuing these securities. In obtaining such valuation information from third parties, the Company has evaluated the methodologies used to develop the resulting fair values. The Company performs a monthly analysis on the broker quotes received from third parties to ensure that the prices represent a reasonable estimate of the fair value. The procedures include, but are not limited to, initial and on-going review of third party pricing methodologies, review of pricing trends, and monitoring of trading volumes. The Company ensures whether prices received from independent brokers represent a reasonable estimate of fair value through the use of internal and external cash flow models developed based on spreads, and when available, market indices. As a result of this analysis, if the Company determines there is a more appropriate fair value based upon the available market data, the price received from the third party is adjusted accordingly. Prices from third party pricing services are often unavailable for securities that are rarely traded or are traded only in privately negotiated transactions. As a result, certain securities are priced via independent broker quotations which utilize inputs that may be difficult to corroborate with observable market based data. Additionally, the majority of these independent broker quotations are non-binding.

For current broker prices obtained on certain investment securities that we believe are based on forced liquidation or distressed sale values in very inactive markets, we have modified our approach in determining the fair values of these securities. We have determined that each of these securities will be individually examined for the appropriate valuation methodology based on a combination of the market approach reflecting current broker prices and a discounted cash flow approach. In calculating the fair value derived from the income approach, the Company made assumptions related to the implied rate of return, general change in market rates, estimated changes in credit quality and liquidity risk premium, specific non-performance and default experience in the collateral underlying the security, as well as broker discount rates are taken into consideration in determining the discount rate. The values resulting from each approach (i.e. market and income approaches) are weighted to derive the final fair value for each security trading in an inactive market.

We are obligated to assess, at each reporting date, whether there is an “other-than-temporary” impairment to our investment securities. Such impairment must be recognized in current earnings rather than in other comprehensive income. The determination of other-than-temporary impairment is a subjective process, requiring the use of judgments and assumptions. We examine all individual securities that are in an unrealized loss position at each reporting date for other-than-temporary impairment. Specific investment-related factors we examine to assess impairment include the nature of the investment, severity and duration of the loss, the probability that we will be unable to collect all amounts due, an analysis of the issuers of the securities and whether there has been any cause for default on the securities and any change in the rating of the securities by the various rating agencies. Additionally, we evaluate whether the creditworthiness of the issuer calls the realization of contractual cash flows into question. We reexamine the financial resources, intent and the overall ability of the Company to hold the securities until their fair values recover. Management does not believe that there are any investment securities, other than those identified in the current and previous periods, which are deemed to be “other-than-temporarily” impaired as of December 31, 2008. Investment securities are discussed in more detail in Note 7 to the Company’s consolidated financial statements presented elsewhere in this report.

As required under Emerging Issues Task Force (“EITF”) 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interest in Securitizes Financial Assets, and EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20, the Company considers all available information relevant to the collectibility of the security, including information about past events, current conditions, and reasonable and supportable forecasts, when developing the estimate of future cash flows and making its other-than-temporary impairment assessment for our portfolio of residual securities and pooled trust preferred securities. The Company considers factors such as remaining payment terms of the security, prepayment speeds, the financial condition of the issuer(s), expected defaults, and the value of any underlying collateral.

Allowance for Loan Losses

Our allowance for loan loss methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan loss that management believes is appropriate at each reporting date. Quantitative factors include our historical loss experience, delinquency and chargeoff trends, collateral values, changes in nonperforming loans, and other factors. Quantitative factors also incorporate known information about individual loans, including borrowers’ sensitivity to interest rate movements and borrowers’ sensitivity to quantifiable external factors including commodity and finished good prices as well as acts of nature (earthquakes, floods, fires, etc.) that occur in a particular period. Qualitative factors include the general economic environment in our markets and, in particular, the state of certain industries. Size and complexity of individual credits, loan structure, extent and nature of waivers of existing loan policies, and pace of portfolio growth are other qualitative factors that are considered in our methodologies.

A detailed discussion of our allowance for loan loss methodology can be found in “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations — Allowance for Loan Losses.” As we add new products, increase the complexity of our loan portfolio, and expand our geographic coverage, we continue to enhance our methodology to keep pace with the size and complexity of the loan portfolio and changing credit environment. Changes in any of the factors cited above could have a significant impact on the loan loss calculation. We believe that our methodologies continue to be appropriate given our size and level of complexity. This discussion should also be read in conjunction with the Company’s consolidated financial statements and the accompanying notes presented elsewhere in this report including the section entitled “Loans and Allowance for Loan Losses.”

Other Real Estate Owned

Other real estate owned (“OREO”) represents properties acquired through foreclosure or through full or partial satisfaction of loans, is considered held for sale, and is recorded at the lower of cost or estimated fair value at the time of foreclosure. Loan balances in excess of fair value of the real estate acquired at the date of foreclosure are charged against the allowance for loan losses. After foreclosure, valuations are periodically performed as deemed necessary by management and the real estate is carried at the lower of carrying value or fair value less costs to sell. Subsequent declines in the fair value of the OREO below the carrying value are recorded through the use of a valuation allowance by charges to noninterest expense. Any subsequent operating expenses or income of such properties are charged to non-interest expense. If the REO is sold shortly after it is received in a foreclosure (i.e., the holding period was deemed minimal), the Company substitutes the value received in the sale (net of costs to sell) for the fair value (less costs to sell). Any adjustment made to the loss originally recognized at the time of foreclosure is then charged against or credited to the allowance for loan and lease losses, if deemed material. Otherwise, any declines in value after foreclosure are recorded as gains or losses from the sale or disposition of the real estate. Revenue recognition upon disposition of a property is dependent on the sale having met certain criteria relating to the buyer’s initial investment in the property sold.

Loan Sales

From time to time, we sell and securitize single family and multifamily loans to secondary market investors. We may retain residual and other interests, which are considered retained interests in the sold or securitized loans. The gain on sale recorded on these loans depends, in part, on our allocation of the previous carrying amount of the loans to the retained interests. Previous carrying amounts are allocated in proportion to the relative fair values of the loans sold and the interests retained. The fair values of retained interests are estimated based upon the present value of the associated expected future cash flows taking into consideration future prepayment rates, discount rates, expected credit losses, and other factors that impact the value of the retained interests.

When mortgage loans are sold, we generally retain the right to service these loans. We may record mortgage servicing assets, or “MSAs”, when the benefits of servicing are expected to be more than adequate compensation to a servicer. Mortgage servicing assets are initially recorded at fair value. The Company determines whether the benefits of servicing are expected to be more than adequate compensation to a servicer by discounting all of the future net cash flows associated with the contractual rights and obligations of the servicing agreement. The expected future net cash flows are discounted at a rate equal to the return that would adequately compensate a substitute servicer for performing the servicing. In addition to the anticipated rate of loan prepayments and discount rates, other assumptions such as the cost to service the underlying loans, foreclosure costs, ancillary income and float rates are also used in determining the value of the MSAs. Mortgage servicing assets are discussed in more detail in Notes 1 and 13 to the Company’s consolidated financial statements presented elsewhere in this report.

Goodwill Impairment

Under SFAS No. 142, Goodwill and Other Intangibles, goodwill must be allocated to reporting units and tested for impairment. The Company tests goodwill for impairment at least annually or more frequently if events or circumstances, such as adverse changes in the business, indicate that there may be justification for conducting an interim test. Impairment testing is performed at the reporting-unit level (which is the same level as the Company’s two major operating segments identified in Note 25 to the Company’s consolidated financial statements presented elsewhere in this report). The first part of the test is a comparison, at the reporting unit level, of the fair value of each reporting unit to its carrying value, including goodwill. In order to determine the fair value of the reporting units, a combined income approach and market approach was used. Under the income approach, the Company provided a net income projection and a terminal growth rate was used to calculate the discounted cash flows and the present value of the reporting units. Under the market approach, the fair value was calculated using the current fair values of comparable peer banks of similar size, geographic footprint and focus. The market capitalizations and multiples of these peer banks were used to calculate the market price of the Company and each reporting unit. The fair value was also subject to a control premium adjustment, which is the cost savings that a purchase of the reporting unit could achieve by eliminating duplicative costs. Under the combined income and market approach, the value from each approach was appropriately weighted to determine the fair value. If the fair value is less than the carrying value, then the second part of the test is needed to measure the amount of goodwill impairment. The implied fair value of the reporting unit goodwill is calculated and compared to the actual carrying value of goodwill recorded within the reporting unit. If the carrying value of reporting unit goodwill exceeds the implied fair value of that goodwill, then the Company would recognize an impairment loss for the amount of the difference, which would be recorded as a charge against net income. For additional information regarding goodwill, see Note 12 to the Company’s consolidated financial statements presented elsewhere in this report.

Share-Based Compensation

We account for share-based awards to employees, officers, and directors in accordance with the provisions of SFAS No. 123(R), Share-Based Payment. Under SFAS No. 123(R), share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the employee’s requisite service period. We adopted SFAS No. 123(R), as required, on January 1, 2006. Prior to 2006, we recognized stock-based compensation expense for employee share-based awards based on their intrinsic value on the date of grant pursuant to Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and followed the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation.

We adopted SFAS No. 123(R) using the modified prospective approach. Under the modified prospective approach, prior periods are not restated for comparative purposes. The valuation provisions of SFAS No. 123(R) apply to new awards and to awards that are outstanding on the effective date and subsequently modified, repurchased or cancelled. Compensation expense, net of estimated forfeitures, for awards outstanding at the effective date is recognized over the remaining service period using the compensation cost calculated for pro forma disclosures under the original SFAS No. 123.

We grant nonqualified stock options and restricted stock. Most of our stock option and restricted stock awards include a service condition that relates only to vesting. The stock option awards generally vest in one to four years from the grant date, while the restricted stock awards generally vest in three to five years from the date of grant. Compensation expense is amortized on a straight-line basis over the requisite service period for the entire award, which is generally the maximum vesting period of the award.

We use an option-pricing model to determine the grant-date fair value of our stock options which is affected by assumptions regarding a number of complex and subjective variables. These methods used to determine these variables are generally similar to the methods used prior to 2006 for the purposes of our pro forma disclosures under SFAS No. 123. We make assumptions regarding expected term, expected volatility, expected dividend yield, and risk-free interest rate in determining the fair value of our stock options. The expected term represents the weighted-average period that stock options are expected to remain outstanding. The expected term assumption is estimated based on the stock options’ vesting terms and remaining contractual life and employees’ historical exercise behavior. The expected volatility is based on the historical volatility of our common stock over a period of time equal to the expected term of the stock options. The dividend yield assumption is based on the Company’s current dividend payout rate on its common stock. For the risk-free interest rate assumption is based upon the U.S. Treasury yield curve in effect at the time of grant appropriate for the term of the employee stock options.

For restricted share awards, the grant-date fair value is measured at the fair value of the Company’s common stock as if the restricted share was vested and issued on the date of grant.

As share-based compensation expense under SFAS No. 123(R) is based on awards ultimately expected to vest, it is reduced for estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Share-based compensation is discussed in more detail in Notes 1 and 21 to the Company’s consolidated financial statements presented elsewhere in this report.

Overview

2008 proved to be one of the most challenging periods in our 36-year history. The downturn in the U.S. housing markets, the volatility in the financial services industry, and continued uncertainty in the U.S. economy have caused widespread instability on the global financial systems. Liquidity concerns and credit issues have resulted in the failure and insolvency of several large financial companies as well as the U.S. government’s conservatorship of Fannie Mae and Freddie Mac. To this end, we undertook several decisive and strategic actions throughout the year to strengthen our balance sheet — improving our capital and liquidity positions, fortifying our loss reserve levels, as well as stabilizing our problem loans and reducing our credit risk exposures. Additionally, we were able to reduce operating expenses despite higher credit cycle costs. With these measures, we feel we are positioned better than ever to face the economic challenges that will likely continue to plague the financial services industry in the coming year.

In 2008, we raised a total $506.5 million in capital through the issuance of $200.0 million of convertible preferred stock in April 2008 and the issuance of $306.5 million of preferred equity in December 2008 as a participant in the TARP CPP. These issuances of preferred stock have bolstered our capital ratios well above regulatory minimum as well as “well-capitalized” thresholds for banks. As of December 31, 2008, our total risk-based capital ratio was 15.8% or $600.5 million more than the 10.0% regulatory requirement for well-capitalized banks. Our Tier 1 risk-based capital ratio of 13.8% and our Tier 1 leverage ratio of 12.4% as of December 31, 2008 also significantly exceeded regulatory guidelines for “well-capitalized” banks. Our tangible equity to tangible assets ratio improved to 9.9% at December 31, 2008, compared to 7.0% as of December 31, 2007.

Similarly, our liquidity position has also been considerably strengthened. At December 31, 2008, we tripled our total borrowing capacity and holdings of cash and cash equivalents to $3.34 billion, compared to $1.13 billion at December 31, 2007. As of December 31, 2008, we had $878.9 million in cash and cash equivalents and approximately $2.46 billion in available borrowing capacity from various sources including the FHLB, the FRB, repurchase agreements, and federal funds facilities with several financial institutions. During 2008, we obtained additional borrowing capacity from the Federal Reserve discount window of almost $900.0 million. Our combined borrowing capacity and cash holdings represent 27% of total assets and 41% of total deposits as of December 31, 2008. Despite volatile and challenging market conditions, we also experienced a 12%, or $863.0 million, growth in deposits during 2008, with total deposits increasing to $8.14 billion as of December 31, 2008, compared with $7.28 billion as of December 31, 2007. Our continued efforts to deleverage our balance sheet have resulted in a lower loan to deposit ratio of 101% at December 31, 2008, compared to 110% at September 30, 2008 and 122% at December 31, 2007. We believe that our liquidity position is more than sufficient to meet our operating expenses, borrowing needs and other obligations.

Nonperforming assets totaled $263.9 million representing 2.12% of total assets at December 31, 2008. This compares to $200.6 million or 1.71% of total assets at September 30, 2008 and $67.5 million or 0.57% of total assets at December 31, 2007. Nonperforming assets as of December 31, 2008 are comprised of nonaccrual loans totaling $214.6 million, OREO totaling $38.3 million, and loans modified or restructured amounting to $11.0 million. Included in nonaccrual loans as of December 31, 2008 are loans totaling $32.5 million which were not 90 days past due as of December 31, 2008, but have been classified as nonaccrual due to concerns surrounding collateral values and future collectibility. Nonaccrual loans continued to be impacted by the deterioration in the residential construction and land portfolios, which comprised $146.3 million or 56% of total nonperforming assets.

During 2008, we took deliberate measures to proactively identify, quantify, and reduce our exposure to problem loans. We have ordered new appraisals for our entire portfolio of land and construction loans as well as our portfolio of commercial business and trade finance loans. We believe that the early identification of problem loans and potential future problem loans has enabled us to begin the process of resolving credit issues with substantially less risk and ultimate losses. Additionally, during 2008, we lowered total commitments on land and construction loans by $1.01 billion, significantly reducing our overall exposure to these sectors of our loan portfolio which have been most impacted by the downturn in the real estate market. Throughout 2008, we have also aggressively managed our problem loans through weekly meetings with senior management and lenders and through the development of individual borrower action plans to improve our credit and collateral positions. We believe that our disciplined approach in resolving problem credits has proven to be very effective in decelerating the increase in our problem loans despite a highly challenging credit environment.

Partly as a consequence of the actions that we took to identify and manage our problem loans, we recorded $226.0 million in loan loss provisions during 2008. At December 31, 2008, our allowance for loan losses amounted to $178.0 million or 2.16% of total gross loans. In comparison, the allowance for loan losses totaled $88.4 million or 1.00% of total gross loans as of December 31, 2007. Total net chargeoffs amounted to $141.4 million during 2008, representing 1.64% of average loans during 2008. This compares to $6.8 million, representing 0.08% of average loans during 2007. Approximately 74%, or $104.6 million, of the total net chargeoffs recorded during 2008 were related to land and residential construction loans while net chargeoffs on commercial loans amounted to $23.8 million, or approximately 17% of total chargeoffs. These elevated chargeoff levels that we experienced during 2008 reflect the proactive actions that we took to reduce our ultimate loss exposures as we wrote down loans that we believed to be impaired in accordance with SFAS 114, Accounting by Creditors for Impairment of a Loan, as amended.

Despite a sizeable loss provision recorded during 2008, our core operating earnings remained profitable during the year. The $49.7 million, or $(0.94) per share, net loss that we recorded during 2008 includes both $226.0 million in loan loss provisions and $73.2 million in OTTI charges on investment securities. A large portion of the non-cash OTTI charges, approximately $55.3 million was related to preferred stock issued by Fannie Mae and Freddie Mac. The fair values of these preferred stock securities were adversely impacted by the federal government’s conservatorship of these entities in September 2008. The remaining $17.9 million in OTTI charges recorded during 2008 were related to certain pooled trust preferred debt and equity securities. Excluding loan loss provisions and non-cash OTTI charges on investment securities, our core pretax operating income amounted to $202.0 million, or $3.22 per share, during 2008.

Net interest income decreased 13% to $355.2 million during 2008, compared with $408.0 million 2007. Our net interest margin decreased 75 basis points to 3.19% during 2008. This compares with 3.94% during the same period in 2007. Relative to 2007, our net interest margin during 2008 was adversely impacted by the sharp decline in interest rates prompted by several consecutive Federal Reserve rate cuts, by the reversal of interest from nonaccrual loans, and by the reinvestment of loan payoffs into lower yielding investment securities and other short-term investments.

Excluding the non-cash OTTI charges on investment securities amounting to $73.2 million, total noninterest income decreased 4% to $48.1 million during 2008, compared with $49.9 million for the corresponding period in 2007. This decrease is attributable primarily to impairment charges on mortgage servicing assets and other assets totaling $3.7 million during 2008. These decreases were partially offset by higher net gain on sale of investment securities and branch-related revenues earned during 2008. Core noninterest income, which excludes the impact of non-cash OTTI charges, as well as net gains on sales of investment securities, loans and other assets, remained stable at $38.0 million during 2008, compared to $38.9 million during the same period last year.

Total noninterest expense increased 10% to $201.3 million during 2008, compared with $183.3 million for the same period in 2007. The increase in total noninterest expense during 2008, relative to 2007, can be attributed predominantly to higher deposit insurance premiums and regulatory assessments, higher OREO expenses and higher other credit cycle related expenses. Our efficiency ratio, which represents noninterest expense (excluding amortization and impairment writedowns on intangible assets and amortization of investments in affordable housing partnerships) divided by the aggregate of net interest income before provision for loan losses and noninterest income, was 45.94% during 2008 compared with 37.44% for 2007. Despite the year over year increase in noninterest expense, we focused on cost management throughout 2008. Fourth quarter 2008 noninterest expenses decreased $4.3 million from the third quarter, $11.5 million from the second quarter, and $8.7 million from the first quarter amidst rising credit cycle expense, including legal, consulting and OREO expenses. This reduction in operating expenses during 2008 was achieved largely through net attrition and the reduction of incentives and other compensation-related expenses.

Total consolidated assets at December 31, 2008 increased 5% to a record $12.42 billion, compared with $11.85 billion at December 31, 2007. The net increase in total assets is comprised predominantly of increases in cash and cash equivalents of $718.5 million, short-term investments of $228.4 million, held-to-maturity and available-for-sale investment securities totaling $275.4 million, deferred tax assets totaling $118.2 million, and OREO, net amounting to $36.8 million. These increases were partially offset by decreases in net loans receivable of $681.5 million and securities purchased under resale agreements amounting to $100.0 million. Total liabilities increased 2% to $10.87 billion as of December 31, 2008, compared to $10.68 billion as of December 31, 2007. The net increase in liabilities is primarily due to increases in total deposits of $863.0 million, partially offset by decreases in federal funds purchased of $194.3 million and FHLB advances of $455.1 million.

Total average assets increased 7% to $11.80 billion in 2008, compared to $11.08 billion in 2007, due primarily to growth in average available-for-sale securities. Total average investment securities increased 18% to $2.05 billion during 2008 primarily due to $2.69 billion in investment securities purchased since December 31, 2007. Total average deposits rose 3% during 2008 to $7.50 billion, compared to $7.26 billion for 2007, with the most significant contribution coming from time deposits. As a result of the ongoing instability in the financial services industry, we focused on products that provided 100% assurance and protection for our customers’ deposits. Specifically, we promoted two deposit programs that provided our customers with enhanced, multi-million dollar FDIC insurance coverage on time deposits and money market accounts. We believe these measures have served to further reinforce the already strong relationships we have with our customers.

As of December 31, 2008, we updated our goodwill impairment analysis to determine whether and to what extent our goodwill asset was impaired. As a result of this updated analysis, we determined that there was no goodwill impairment at December 31, 2008. During the second and third quarters of 2008, we recorded a combined goodwill impairment charge of $858 thousand which represents the goodwill balance related to East West Insurance Services, Inc. This impairment writedown had no effect on our cash balances, liquidity or regulatory capital ratios.

On January 27, 2009, the Board of Directors declared first quarter 2009 dividends on our common stock and Series A preferred stock. Despite our strong capital position, the Board of Directors authorized to reduce the common stock dividend to $0.02 per share beginning with the first quarter of 2009, as compared with the $0.10 per share paid in previous quarters. We believe the reduction in our common stock dividend payout to be both a responsible and prudent decision to preserve capital during this period of economic uncertainty.

Results of Operations

Net loss for 2008 totaled ($49.7) million, compared with net income of $161.2 million for 2007 and $143.4 million for 2006, representing a decrease of 131% for 2008 and an increase of 12% for 2007. On a per diluted share basis, net (loss) income was ($0.94), $2.60 and $2.35 for 2008, 2007 and 2006, respectively. During 2008, our operating results were significantly impacted by $226.0 million in loan loss provisions and $73.2 million in total non-cash OTTI investment securities charges, partially offset by a higher benefit for income taxes. The growth in net earnings during 2007 is primarily attributable to higher net interest and noninterest income, partially offset by higher provision for loan losses, higher operating expenses and a higher provision for income taxes. Our return on average total assets declined to (0.42%) in 2008, compared with 1.45% in 2007 and 1.46% in 2006. Our return on average total stockholders’ equity also decreased to (3.99%) in 2008, compared with 14.89% in 2007 and 15.78% in 2006.

Table 1: Components of Net (Loss) Income

	Year Ended December 31,
	2008	2007	2006
	(In millions)
Net interest income	$355.2	$408.0	$367.5
Provision for loan losses	(226.0)	(12.0)	(6.2)
Noninterest (loss) income	(25.1)	49.5	33.9
Noninterest expense	(201.3)	(183.2)	(161.4)
Benefit (provision) for income taxes	47.5	(101.1)	(90.4)
Net (loss) income	$(49.7)	$161.2	$143.4
Return on average total assets	-0.42%	1.45%	1.46%
Return on average common equity	-5.41%	14.89%	15.78%
Return on average total equity	-3.99%	14.89%	15.78%

Net Interest Income

Our primary source of revenue is net interest income, which is the difference between interest earned on loans, investment securities and other earning assets less the interest expense on deposits, borrowings and other interest-bearing liabilities. Net interest income in 2008 totaled $355.2 million, a 13% decrease over net interest income of $408.0 million in 2007. Comparing 2007 to 2006, net interest income increased 11% to $408.0 million, as compared to $367.5 million in 2006.

Net interest margin, defined as net interest income divided by average earning assets, decreased 75 basis points to 3.19% during 2008, from 3.94% during 2007. The decline in the net interest margin reflects the steep decrease in the federal funds target rate during 2008, the significant increase in our overall level of nonaccrual loans, and the reinvestment of net loan payoffs into lower yielding investment securities and short-term investments. Comparing 2007 to 2006, our net interest margin remained relatively flat slightly decreasing by 4 basis points to 3.94% during 2007, compared to 3.98% during 2006.

The following table presents the net interest spread, net interest margin, average balances, interest income and expense, and the average yields and rates by asset and liability component for the years ended December 31, 2008, 2007 and 2006:

Table 2: Summary of Selected Financial Data

	Year Ended December 31,
	2008			2007			2006
	Average Balance	Interest	Average Yield Rate	Average Balance	Interest	Average Yield Rate	Average Balance	Interest	Average Yield Rate
	(Dollars in thousands)
ASSETS
Interest-earning assets:
Short-term investments	$303,344	$7,468	2.46%	$18,576	$904	4.87%	$10,531	$443	4.21%
Securities purchased under resale agreements	53,552	6,372	11.87%	182,055	15,064	8.27%	94,795	7,076	7.46%
Investment securities (1)(2)(3)
Held-to-maturity	9,931	697	7.00%	—	—	—	—	—	—
Available-for-sale (5)	2,035,866	100,776	4.94%	1,727,961	103,141	5.97%	1,235,633	60,698	4.91%
Loans receivable (1)(4)	8,601,825	545,260	6.32%	8,354,989	650,717	7.79%	7,828,579	587,831	7.51%
FHLB and FRB stock	115,370	5,175	4.47%	84,470	4,581	5.42%	74,399	4,093	5.50%
Total interest-earning assets	11,119,888	665,748	5.97%	10,368,051	774,407	7.47%	9,243,937	660,141	7.14%
Noninterest-earning assets:
Cash and due from banks	137,730			156,081			134,182
Allowance for loan losses	(144,154)			(80,161)			(75,969)
Other assets	689,323			635,799			511,926
Total assets	$11,802,787			$11,079,770			$9,814,076
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Checking accounts	$404,404	$3,226	0.80%	$412,550	$6,646	1.61%	$414,074	$5,693	1.37%
Money market accounts	1,099,576	25,805	2.34%	1,302,898	53,021	4.07%	1,165,938	43,233	3.71%
Savings deposits	452,259	4,148	0.91%	412,272	4,400	1.07%	388,291	2,626	0.68%
Time deposits less than $100,000	1,164,622	35,061	3.00%	956,203	37,164	3.89%	1,081,768	40,519	3.75%
Time deposits $100,000 or greater	3,018,876	109,820	3.63%	2,862,017	139,804	4.88%	2,481,870	108,194	4.36%
Federal funds purchased	89,309	2,217	2.48%	173,103	8,899	5.14%	110,116	5,597	5.08%
FHLB advances	1,592,125	70,661	4.43%	1,230,940	61,710	5.01%	1,088,887	50,824	4.67%
Securities sold under repurchase agreements	1,000,332	46,062	4.59%	978,739	38,366	3.92%	633,093	23,083	3.65%
Long-term debt	235,570	12,694	5.37%	211,364	15,603	7.38%	177,668	12,799	7.20%
Total interest-bearing liabilities	9,057,073	309,694	3.41%	8,540,086	365,613	4.28%	7,541,705	292,568	3.88%
Nonnterest-bearing liabilities:
Demand deposits	1,362,617			1,312,709			1,249,935
Other liabilities	137,320			144,414			113,819
Stockholders’ equity	1,245,777			1,082,561			908,617
Total liabilities and stockholders’ equity	$11,802,787			$11,079,770			$9,814,076
Interest rate spread			2.56%			3.19%			3.26%
Net interest income and net interest margin		$356,054	3.19%		$408,794	3.94%		$367,573	3.98%

(1)

Includes amortization of premiums and accretion of discounts on investment securities and loans receivable totaling $(7.4) million, $(3.3) million, and $(5.6) million for the years ended December 31, 2008, 2007, and 2006, respectively. Also includes the amortization of deferred loan fees totaling $255 thousand, $5.4 million and $6.5 million for the years ended December 31, 2008, 2007 and 2006, respectively.

(2)	Average balances exclude unrealized gains or losses on available-for-sale securities.

(3)	Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.

(4)	Average balances include nonperforming loans.

(5)

Amounts calculated on a full taxable equivalent basis using the current statutory federal tax rate. Total interest income and average yield rate on an unadjusted basis for tax-exempt investment securities available-for-sale is $2.4 million and 5.3% for the twelve months ended December 31, 2008. Total interest income and average yield rate on an unadjusted basis for tax-exempt investment securities available-for-sale is $2.1 million and 6.1% for the twelve months ended December 31, 2007. Total interest income and average yield rate on an unadjusted basis for tax-exempt investment securities available-for-sale is $241 thousand and 4.5% for the twelve months ended December 31, 2006.

Analysis of Changes in Net Interest Income

Changes in our net interest income are a function of changes in rates and volumes of both interest-earning assets and interest-bearing liabilities. The following table sets forth information regarding changes in interest income and interest expense for the years indicated. The total change for each category of interest-earning asset and interest-bearing liability is segmented into the change attributable to variations in volume (changes in volume multiplied by old rate) and the change attributable to variations in interest rates (changes in rates multiplied by old volume). Nonaccrual loans are included in average loans used to compute this table.

Table 3: Analysis of Changes in Net Interest Income

	Year Ended December 31,
	2008 vs. 2007			2007 vs. 2006
	Total	Changes Due to		Total	Changes Due to
	Change	Volume (1)	Rate (1)	Change	Volume (1)	Rate (1)
	(In thousands)
INTEREST-EARNING ASSETS:
Short-term investments	$6,564	$7,224	$(660)	$461	$382	$79
Securities purchased under resale agreements	(8,692)	(13,507)	4,815	7,988	7,146	842
Investment securities
Held-to-maturity	697	—	—	—	—	—
Available-for-sale (2)	(2,365)	16,860	(19,225)	42,443	28,175	14,268
Loans receivable, net	(105,457)	18,734	(124,191)	62,886	40,474	22,412
FHLB and FRB stock	594	1,479	(885)	488	547	(59)
Total interest and dividend income	$(108,659)	$30,790	$(140,146)	$114,266	$76,724	$37,542
INTEREST-BEARING LIABILITIES:
Checking accounts	$(3,420)	$(129)	$(3,291)	$953	$(21)	$974
Money market accounts	(27,216)	(7,331)	(19,885)	9,788	5,349	4,439
Savings deposits	(252)	402	(654)	1,774	171	1,603
Time deposits less than $100,000	(2,103)	7,203	(9,306)	(3,355)	(4,837)	1,482
Time deposits $100,000 or greater	(29,984)	7,317	(37,301)	31,610	17,690	13,920
Federal funds purchased	(6,682)	(3,231)	(3,451)	3,302	3,237	65
FHLB advances	8,951	16,614	(7,663)	10,886	6,944	3,942
Securities sold under repurchase agreements	7,696	863	6,833	15,283	13,435	1,848
Long-term debt	(2,909)	1,643	(4,552)	2,804	2,481	323
Total interest expense	$(55,919)	$23,351	$(79,270)	$73,045	$44,449	$28,596
CHANGE IN NET INTEREST INCOME	$(52,740)	$7,439	$(60,876)	$41,221	$32,275	$8,946

(1)           Changes in interest income/expense not arising from volume or rate variances are allocated proportionately to rate and volume.

(2)           Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate. Total change on an unadjusted basis for tax-exempt investment securities available-for-sale is $242 thousand, and total changes due to volume and rates on an unadjusted basis for tax-exempt investment securities available-for-sale is $554 thousand and $(312) thousand for 2008 vs. 2007. For 2007 vs. 2006, total change on an unadjusted basis for tax-exempt investment securities available-for-sale is $1.9 million, and total changes due to volume and rates on an unadjusted basis for tax-exempt investment securities available-for-sale is $1.8 million and $115 thousand.

Provision for Loan Losses

The provision for loan losses amounted to $226.0 million for 2008, compared to $12.0 million for 2007 and $6.2 million for 2006. The increase in loan loss provisions during 2008 reflects our increased chargeoff levels, our higher volume of classified and nonperforming loans caused by challenging conditions in the real estate housing market, turmoil in the financial markets, as well as recessionary pressures in the overall economic environment. In response to the unprecedented downturn in the real estate and housing markets, we performed an extensive evaluation of our credit portfolio throughout 2008 to identify and mitigate potential losses in loan categories that were especially hard hit by current market conditions. As part of this evaluation process, we ordered new appraisals for land, residential construction, and commercial construction loans during 2008 as well as engaged the services of an independent third party to make a current assessment of the financial strength of our borrowers. We performed a similar evaluation of our commercial business and trade finance loan portfolios during 2008. We sustained higher chargeoff activity and increased loan loss provisions on our land and residential construction loans during 2008 due to the continued weakness in the real estate market. Total net chargeoffs amounted to $141.4 million during 2008, representing 1.64% of average loans during 2008. This compares to $6.8 million, representing

0.08% of average loans during 2007. Approximately 74%, or $104.6 million, of total net chargeoffs recorded during 2008 were related to land and residential construction loans and approximately 17%, or $23.8 million were related to commercial business loans. During 2008, we took proactive measures to reduce our exposure to land and construction loans. As a result of these efforts, total construction loan commitments and land loans declined by $1.01 billion as of December 31, 2008 relative to year-end 2007. We continue to aggressively monitor delinquencies and proactively review the credit risk exposure of our loan portfolio to minimize and mitigate potential losses.

Comparing 2007 to 2006, the entire $12.0 million in loss provisions recorded during 2007 was recorded during the second half of 2007, with $9.0 million recorded during the fourth quarter of 2007. The increase in loan loss provisions during 2007, relative to 2006, reflects our increased chargeoff levels, our higher volume of classified and nonperforming loans, as compared to previous historic lows, and our continued loan growth.

Provisions for loan losses are charged to income to bring the allowance for credit losses as well as the allowance for unfunded loan commitments, off-balance sheet credit exposures, and recourse provisions to a level deemed appropriate by the Company based on the factors discussed under the “Allowance for Loan Losses” section of this report.

Noninterest (Loss) Income

Table 4: Components of Noninterest (Loss) Income

	2008	2007	2006
	(In millions)
Impairment writedown on investment securities	$(73.17)	$(0.41)	$—
Branch fees	16.97	15.07	11.27
Letters of credit fees and commissions	9.74	10.25	8.67
Net gain on investment securities available-for-sale	9.01	7.83	2.54
Ancillary loan fees	4.65	5.77	3.89
Income from life insurance policies	4.15	4.16	4.00
Net gain on sale of loans	2.28	1.57	0.70
Other operating income	1.31	5.28	2.85
Total	$(25.06)	$49.52	$33.92

Noninterest (loss) income includes revenues earned from sources other than interest income. These sources include service charges and fees on deposit accounts, fees and commissions generated from trade finance activities and the issuance of letters of credit, ancillary fees on loans, net gains on sales of loans, investment securities available-for-sale, and other assets, impairment writedowns on investment securities and other assets, and other noninterest-related revenues.

Our recorded noninterest loss of $(25.1) million during 2008 was primarily due to non-cash OTTI charges on our available-for-sale securities portfolio. In comparison, we recorded noninterest income of $49.5 million during 2007. Excluding the non-cash OTTI charges on investment securities totaling $73.2 million in 2008 and $405 thousand in 2007, total noninterest income slightly decreased to $48.1 million during 2008, compared with $49.9 million for the corresponding period in 2007. A large portion of the OTTI charges recorded during 2008, or approximately $55.3 million, was related to Fannie Mae and Freddie Mac preferred securities, with the remaining $17.9 million related to certain pooled trust preferred debt and equity securities. The $405 thousand impairment charge recorded during 2007 was related to a pooled trust preferred debt security.

Branch fees, which represent revenues derived from branch operations, totaled $17.0 million in 2008, representing a 13% increase from the $15.1 million earned in 2007. The increase in branch-related fee income during 2008 can be attributed primarily to higher revenues from service and transaction charges on deposit accounts.

Letters of credit fees and commissions, which represent revenues from trade finance operations as well as fees related to the issuance and maintenance of standby letters of credit, decreased 5% to $9.7 million in 2008, from $10.3 million in 2007. The decrease in letters of credit fees and commissions for both periods is primarily due to the decline in the volume of standby letters of credit during 2008 relative to the prior year as well as a decrease in commissions generated from trade finance activities due to the downturn in the economy.

Net gain on sales of investment securities available-for-sale increased to $9.0 million during 2008 compared with $7.8 million in 2007. The proceeds from the sale of investment securities during 2008 provided additional liquidity to purchase additional high credit quality investment securities and short-term investments as well as pay down our borrowings.

Ancillary loan fees consist of revenues earned from the servicing of mortgages, fees related to the monitoring and disbursement of construction loan proceeds, and other miscellaneous loan income. Ancillary loan fees decreased 20% to $4.6 million in 2008, compared to $5.8 million in 2007. The decrease in ancillary loan fees during 2008 is primarily due to the impairment writedown on mortgage servicing assets that amounted to $2.4 million in 2008, as compared to $580 thousand in 2007. The decrease in MSA values during 2008 was primarily due to increased prepayment activity on the underlying loans prompted by the decline in interest rates.

Other operating income, which includes insurance commissions and insurance-related service fees, rental income, and other miscellaneous income, decreased 75% to $1.3 million in 2008, compared to $5.3 million in 2007. Included in noninterest income during 2007 is $1.2 million in net gains from the sale of bank premises located in Alhambra, California. There were no such gains recorded during 2008. During 2008, we also recorded a $1.3 million impairment writedown on an equity investment which further contributed to the decrease in other operating income from 2007 to 2008.

Comparing 2007 to 2006, noninterest income increased 46% to $49.5 million during 2007 from $33.9 million in 2006 primarily due to higher net gain on sales of investment securities, higher branch fees, higher letters of credit fees and commissions, higher ancillary loan fees, and higher net gain from the disposal of fixed assets. Net gain on sales of available-for-sale securities increased 209% to $7.8 million in 2007, compared with $2.5 million recorded in 2006. Branch-related fee income increased 34% to $15.1 million during 2007, from $11.3 million in 2006, primarily due to higher revenues from alternative investments offered to customers including mutual fund and annuity products, as well as growth in wire transfer fee income and analysis charges on commercial deposit accounts. Letters of credit fees and commissions increased 18% to $10.3 million in 2007, compared to $8.7 million in 2006, primarily due to higher revenues resulting from the growth in the volume of standby letters of credit during 2007 relative to 2006 as well as an increase in commissions generated from trade finance activities. Ancillary loan fees increased 49% to $5.8 million in 2007, compared to $3.9 million in 2006, predominantly due to the rise in servicing income received related to securitized loans. Lastly, included in net gain on disposal of fixed assets during 2007 was the $1.2 million net gain from the sale of bank premises located in Alhambra, California.

Noninterest Expense

Table 5: Components of Noninterest Expense

	2008	2007	2006
	(In millions)
Compensation and employee benefits	$82.24	$85.93	$70.58
Occupancy and equipment expense	26.99	25.58	21.35
Amortization and impairment writedowns of premiums on deposits acquired	7.27	6.85	7.12
Amortization of investments in affordable housing partnerships	7.27	4.96	5.44
Deposit insurance premiums and regulatory assessments	7.22	1.40	1.36
Loan related expense	6.37	3.05	2.90
Other real estate owned expense (income)	6.01	(1.24)	0.45
Legal expense	5.58	3.20	2.34
Data processing	4.49	4.82	3.64
Deposit-related expenses	4.41	6.77	9.24
Consulting expense	4.40	3.32	2.63
Other operating expenses	39.02	38.62	34.41
Total noninterest expense	$201.27	$183.26	$161.46
Efficiency Ratio (1)	45.94%	37.44%	37.07%

(1)           Represents noninterest expense, excluding the amortization of intangibles, amortization and impairment writedowns of premiums on deposits acquired, impairment writedown on goodwill, and investments in affordable housing partnerships, divided by the aggregate of net interest income before provision for loan losses and noninterest income, excluding impairment writedowns on investment securities.

Noninterest expense, which is comprised primarily of compensation and employee benefits, occupancy and other operating expenses increased 10% to $201.3 million during 2008, compared to $183.3 million during 2007.

Compensation and employee benefits decreased 4% to $82.2 million in 2008, compared to $85.9 million in 2007, primarily due to the impact of initiatives undertaken by the Company throughout the year to reduce overall staffing levels and lower compensation related expenses. At December 31, 2008, the Company had a total of 1,346 employees, compared with 1,485 employees at December 31, 2007.

Occupancy and equipment expenses increased 6% to $27.0 million during 2008, compared with $25.6 million during 2007. The increase in occupancy and equipment expenses during 2008 is primarily due to the nine branch locations acquired from DCB in August 2007.

The amortization and impairment writedowns of premiums on deposits acquired increased 6% to $7.3 million during 2008, compared with $6.8 million in 2007. The increase in amortization expense during 2008 is primarily due to additional deposit premiums of $14.9 million recorded in connection with the acquisition of DCB in August 2007. During the second quarter of 2008, we also recorded an $855 thousand impairment writedown on deposit premiums related to the DCB acquisition due to higher than anticipated runoffs in certain deposit categories. Premiums on acquired deposits are amortized over their estimated useful lives.

Deposit-related expenses decreased 35% to $4.4 million during 2008, compared with $6.8 million during 2007. Deposit-related expenses represent various business-related expenses paid by the Bank on behalf of its commercial account customers. The decrease in deposit-related expenses can be correlated to the decline in the volume of title and escrow deposit balances during 2008 relative to the prior year. This segment of our deposit base has been adversely impacted by the overall slowing in the housing market both in production and sale.

The amortization of investments in affordable housing partnerships increased 47% to $7.3 million in 2008, from $5.0 million in 2007. The increase in amortization expense is partly due to additional purchases of investments in affordable housing partnerships since the fourth quarter of 2007. Total investments in affordable housing partnerships increased to $48.1 million at December 31, 2008, compared to $44.2 million at December 31, 2007.

Deposit insurance premiums and regulatory assessments increased $5.8 million to $7.2 million during 2008, compared with $1.4 million in 2007. The increase in deposit insurance premiums and regulatory assessments is primarily due to the recent increases in the FDIC deposit assessment rate and due to the full utilization of the one-time FDIC assessment credit in 2008. Pursuant to the Federal Deposit Insurance Reform Act of 2005, the Bank was eligible to share in a one-time assessment credit pool of approximately $4.7 billion. The Bank’s pro rata share of this one-time assessment credit was approximately $3.4 million, of which $2.8 million was applied to reduce deposit insurance assessments in 2007. The remaining credit of $628 thousand was fully utilized during the first quarter of 2008. In addition, the enactment of the EESA in October 2008 will temporarily raise the basic limit of the federal deposit insurance coverage (“FDIC”) from $100,000 to $250,000 per depositor and to fully insure all non-interest bearing deposit accounts until December 31, 2009. As a result, we anticipate deposit insurance premiums to increase in 2009.

Legal expenses increased 74% to $5.6 million during 2008, compared to $3.2 million from 2007. The increase in legal expenses is primarily due to attorney fees and other legal costs incurred in defending one claim which resulted in a favorable outcome for the Bank in April 2008.

Consulting expenses increased 32% to $4.4 million during 2008, compared to $3.3 million during 2007. The increase in consulting expenses is due to fees paid to a third party service provider during the second and third quarters of 2008 to make an assessment of the financial strength of borrowers as part of our extensive loan review efforts to quantify our credit exposure in certain loan segments.

We recorded OREO expenses, net of OREO revenues and gains, totaling $6.0 million during 2008, compared with $1.2 million in net OREO income during 2007 representing the net gain on sale of one OREO property sold during the first quarter of 2007. The $6.0 million in total OREO expenses incurred during 2008 is comprised of $2.8 million in various operating and maintenance expenses related to our higher volume of OREO properties, $2.4 million in valuation writedowns, and $852 thousand in net losses from the sale of 29 OREO properties consummated in 2008. As of December 31, 2008, total net OREO amounted to $38.3 million, compared to $1.5 million as of December 31, 2007.

Loan related expenses increased to $6.4 million, compared to $3.0 million 2007. The increase in loan related expenses is primarily due to new appraisals ordered during the second and third quarters of 2008 to obtain current valuations of collateral securing our land, residential construction, and commercial construction loan portfolios. This was part of our comprehensive loan portfolio review process to quantify our credit exposure to sectors of the loan portfolio that have been especially hard hit by the downturn in the real estate market. Additionally, loan related expenses were also impacted by higher FNMA guarantee fees during 2008, relative to the previous year, as a result of our loan securitization activities during 2007.

Other operating expenses include advertising and public relations, telephone and postage, stationery and supplies, bank and item processing charges, insurance expenses, and other professional fees, and charitable contributions. Other operating expenses slightly increased 1% to $39.0 million in 2008, compared with $38.6 million in 2007.

Comparing 2007 to 2006, noninterest expense increased $21.8 million, or 14%, to $183.3 million. The increase is comprised primarily of the following: (1) an increase in compensation and employee benefits of $15.3 million, or 22%, primarily due to the addition of personnel throughout the year to support the Company’s continued growth as well as the impact of annual salary adjustments and related cost increases for existing employees as well as increase staffing levels resulting from the acquisitions of DCB in August 2007 and Standard Bank in March 2006; (2) an increase in occupancy expenses of $4.2 million, or 20%, reflecting additional rent expense from entering into several new leases during 2006 and 2007 related primarily to new branch locations, including the Hong Kong branch, as well as additional administrative locations; and (3) an increase in other operating expenses of $4.2 million, or 12%, due primarily to expenses incurred to support the Bank’s continued overall growth.

The Company’s efficiency ratio increased to 45.94% in 2008, compared to 37.44% in 2007 and 37.07% in 2006. The increase in our efficiency ratio during 2008 can be attributed largely to higher deposit insurance premiums, as well as higher credit cycle expenses associated with OREO/foreclosure transactions and legal expenses. Comparing 2007 to 2006, the increase in our efficiency ratio reflects our continued expansion and growth, moderated by operational efficiencies resulting from past infrastructure investments.

Income Taxes

The income tax benefit totaled $47.5 million in 2008, representing an effective tax benefit rate of 48.9%. In comparison, the provision for income taxes of $101.1 million represented an effective tax rate of 38.6% for 2007. The income tax benefit recognized during 2008 reflects the utilization of $7.4 million in tax credits, compared to $5.2 million utilized in 2007. The $858 thousand goodwill impairment charge recorded during 2008 is not deductible for tax purposes. The passage of the EESA in October 2008 provided banks with tax relief by treating OTTI losses on Fannie Mae and Freddie Mac preferred stock as ordinary losses, instead of capital losses. As a result of this law change, an additional $5.7 million in tax benefit related to these OTTI charges were recognized during 2008.

Comparing 2007 to 2006, the provision for income taxes increased 12% to $101.1 million in 2007, compared with $90.4 million in 2006. This increase is primarily attributable to a 12% increase in pretax earnings in 2007. The provision for income taxes in 2007 also reflects the utilization of affordable housing tax credits totaling $5.2 million, compared to $4.5 million utilized in 2006. The 2007 provision reflects an effective tax rate of 38.6%, compared with 38.7% for 2006.

Pursuant to the adoption of FIN 48 on January 1, 2007, the Company increased its existing unrecognized tax benefits by $7.1 million by recognizing a one-time cumulative effect adjustment to retained earnings on January 1, 2007 related to the Company’s dissolved regulated investment company (“RIC”), East West Securities Company, Inc. During the second quarter of 2008, the Company determined that the remaining $4.6 million, net of tax benefit, would not “more likely than not” be sustained upon examination by tax authorities. As a result, this charge was recorded against the provision for income taxes during the second quarter of 2008. As of December 31, 2008, the Company does not have any tax positions which dropped below a “more likely than not” threshold. See Note 19 to the Company’s consolidated financial statements presented elsewhere in this report.

Operating Segment Results

We had previously identified five operating segments for purposes of management reporting: retail banking, commercial landing, treasury, residential lending, and other.  Our strategic focus has been shifting and evolving over the last several years which has influenced how our chief operating decision maker views the Company’s business operations and assesses its economic performance.  Specifically, our business focus has culminated in a two-segment core business structure: Retail Banking and Commercial Banking.  A third segment, which is comprised of a combination of our previous operating segments—Treasury and Other, provides broad administrative support to these two core segments.  As a result of this evolution in our strategic focus, we realigned our segment methodology during the first quarter of 2009, and identified these three business divisions as meeting the criteria of an operating segment in accordance with SFAS No. 131.  The objective of combining certain segments under a new reporting structure was to better align our service structure with our customer base, and to more efficiently manage the complexities and challenges impacting our current business environment.  As a result of this change, we have retrospectively adjusted the segment information for the years ended December 31, 2008, 2007 and 2006 to reflect this change.

The Retail Banking segment focuses primarily on retail operations through the Bank’s branch network.  The Commercial Banking segment, which includes commercial real estate, primarily generates commercial loans through the efforts of the commercial landing offices located in the Bank’s northern and southern California production offices.  Furthermore, the Commercial Banking segment also offers a wide variety of international finance and trade services and products.  The former residential lending segment has been combined with the Retail Banking segment due to the consumer-centric nature of the products and services offered by these two segments as well as the synergistic relationship between these two units in generating consumer mortgage loans.  The remaining centralized functions, including the former treasury segment, and eliminations of intersegment amounts have been aggregated and included in “Other.”

For more information about our segments, including information about the underlying accounting and reporting process, please see Note 25 to the condensed consolidated financial statements presented elsewhere in this report.

Retail Banking

The Retail Banking segment reported a pretax loss of $17.4 million during 2008, representing a 110% decrease, as compared to the $168.6 million pretax income recorded for the same period in 2007.  The decrease in pretax income for this segment during 2008 is comprised of a 23% or $59.9 million decrease in net interest income to $199.2 million, an $85.0 million increase in loan loss provisions, a 7% or $7.3 million increase in noninterest expense, and a $34.1 million increase in corporate overhead expense allocations.

The decrease in net interest income during 2008 is attributable largely to the steep 400 basis point decrease in interest rates since December 2007.  The increase in loan loss provisions for this segment during 2008, relative to 2007, was due to increased chargeoff activity, as well as higher levels of nonperforming and classified assets resulting from the downturn in the real estate housing market.  Loan loss provisions are also impacted by average loan balances for each reporting segment.  Corporate overhead expense allocations are based on several factors including, but not limited to net interest margin, loan and deposit volume and full-time employee equivalents.

Noninterest income for this segment decreased 1%, to $37.4 million for 2008, from $37.8 million recorded during 2007.  The decrease in noninterest income in 2008 is primarily due to lower loan fee income resulting from a notable decrease in our consumer loan origination activities, partially offset by an increase in branch-related fees, specifically service and transaction charges on deposit accounts, as a result of the DCB acquisition in August 2007.

Noninterest expense for this segment increased 7% to $107.1 million during 2008, compared with $99.8 million recorded during 2007.  The increase in noninterest expense is primarily due to higher occupancy expenses and FDIC insurance premiums, partially offset by a decrease in commercial deposit-related expenses.  Higher occupancy expenses are primarily due to increased expenses associated with the nine additional branch locations from the acquisition of DCB.  The increase in FDIC insurance premiums is due to the recent increases in the FDIC deposit assessment rate and full utilization of the one-time FDIC assessment credit of $3.4 million, $2.8 million of which was applied to reduce deposit insurance assessments in 2007 and the remaining $628 thousand was applied in the first quarter of 2008.  The decrease in commercial deposit-related expenses can be correlated to lower title and escrow deposit balances during 2008 relative to 2007.  Title and escrow deposits have been negatively impacted by the sustained contraction in the housing market.

Comparing 2007 to 2006, the Retail Banking segment’s pre-tax income increased 29% to $168.6 million in 2007, compared to $130.3 million in 2006.  The increase in pre-tax income for the retail banking segment for 2007 is primarily due to a $45.5 million increase in net interest income, partially offset by a $6.5 million increase in loan loss provisions and a $8.1 million increase in noninterest expense, relative to 2006.  The increase in net interest income during 2007 is primarily due to overall growth, both organically and through acquisitions.  The acquisitions of Standard Bank in March 2006 and DCB in August 2007 added fifteen new locations to our branch network as well as several thousand new customers to our customer base.  The increase in provision for loan losses for this segment is primarily due to increased substandard loan classifications for loans originated by this segment.

Commercial Banking

The Commercial Banking segment reported a pretax loss of $3.0 million during 2008, or a 103% decrease, compared with pretax income of $102.6 million for 2007.  The primary driver of the decrease in pretax income for this segment for both periods is a significant increase in loan loss provisions resulting from increased chargeoff activity as well as higher levels of nonperforming and classified assets and an increase in corporate overhead allocations, partially offset by the increase in net interest income.

Net interest income for this segment increased 49% to $188.1 million during 2008, compared to $126.6 million for 2007.  The increase in net interest income is primarily due to a significant decline in the charge for funds applied to the loan portfolio as a result of the declining interest rate environment.  Although interest income on loans also decreased in response to declining interest rates, the interest rate floors on variable loans helped to support the interest income on these loans.

Noninterest income for this segment decreased 22% to $24.5 million during 2008, compared with $31.6 million recorded in 2007.  The decrease in noninterest income is primarily due to a decrease in loan fee income resulting from the downturn in the real estate market.

Noninterest expense for this segment increased 7% to $46.5 million during 2008, compared to $43.4 million in 2007.  The increase in noninterest expense is due to higher credit cycle related expenses associated with OREO/foreclosure transactions and legal expenses, partially offset by a decrease in compensation and employee benefits through net attrition and reduction in total compensation related costs.

Comparing 2007 to 2006, the Commercial Banking segment’s pre-tax income increased 12% to $102.6 million in 2007, compared to $91.6 million in 2006.  The primary driver of the increase in pre-tax income for this segment is a 17% increase in net interest income to $126.6 million in 2007 from $108.6 million in 2006.  The increase in net interest income during 2007 is primarily due to the notable growth of our commercial loan portfolio, which includes commercial real estate, construction, and commercial business loans, including trade finance products, during 2007.  Specifically, the average aggregate balance of all commercial loan categories grew 22% during 2007 as compared to 2006.

Other

This segment reported a pre-tax loss of $76.8 million during 2008, compared to pretax loss of $9.0 million for 2007.  The primary driver of the increase in pretax loss for this segment in 2008 are OTTI charges recorded on government-sponsored entities preferred stock and pooled trust preferred debt and equity securities.  OTTI charges are recorded as a component of noninterest income.

The Other segment reported a net interest expense of $32.2 million for 2008, compared to a net interest income of $22.3 million reported during 2007.  Since this segment includes the treasury function, which is responsible for liquidity and interest rate risk management, it bears the cost of adverse movements in interest rates affecting our net interest margin and supports the retail and commercial banking segments through funds transfer pricing.

Noninterest loss increased to $86.9 million during 2008 from $19.8 million for 2007.  The increase in noninterest loss is primarily due to the $73.2 million in OTTI impairment charges recorded during 2008 which are comprised of $55.3 million on Fannie Mae and Freddie Mac preferred securities and $17.9 million on pooled trust preferred debt and equity securities.

Noninterest expense for this segment increased 19% to $47.6 million during 2008, from $40.0 million during 2007.  The increase in noninterest expense for both periods is primarily due to higher compensation due to additional personnel, higher FDIC insurance premiums on brokered and institutional deposits, and higher FHLB letter of credit expenses in conjunction with our loan securitization activities.

Comparing 2007 to 2006, the Other segment’s pre-tax income decreased 176% to ($9.0) million in 2007, compared to $11.9 million in 2006.  Net interest income decreased 51% to $22.3 million in 2007 from $45.3 million in 2006.  Since this segment includes the treasury function, which is responsible for liquidity and interest rate risk management, it bears the cost of adverse movements in interest rates affecting our net interest margin and supports the retail and commercial banking segments through funds transfer pricing.

Balance Sheet Analysis

Total assets increased $570.6 million, or 5%, to $12.42 billion as of December 31, 2008. The increase is comprised predominantly of increases in cash and cash equivalents of $718.5 million, short-term investments of $228.4 million, held-to-maturity and available-for-sale investment securities totaling $275.4 million, deferred tax assets totaling $118.2 million, and OREO, net amounting to $36.8 million, partially offset by decreases in net loans receivable of $681.5 million and securities purchased under resale agreements amounting to $100.0 million. The increases in total assets were funded through increases in deposit growth of $863.0 million and net proceeds received of $500.6 million from the Series A & Series B preferred stock offering, partially offset by decreases in federal funds purchased of $194.3 million and FHLB advances of $455.1 million.

SFAS 157, Fair Value Measurement, and SFAS 159, Fair Value Option

SFAS 157 and SFAS 159 became effective on January 1, 2008. We adopted SFAS 157 which provides a framework for measuring fair value under GAAP. This standard applies to all financial assets and liabilities that are being measured and reported at fair value on a recurring and non-recurring basis. For the Company, this includes the investment securities available-for-sale portfolio, equity swap agreements, derivatives payable, mortgage servicing assets and impaired loans. The adoption of SFAS 157 did not have any impact on the Company’s financial condition, results of operations, or cash flows. See Note 3 to the Company’s consolidated financial statements presented elsewhere in this report.

We did not elect to adopt the fair value option as permitted under SFAS 159, but to continue recording the financial instruments in accordance with current practice.

Securities Purchased Under Resale Agreements

We purchase securities under resale agreements (“resale agreements”) with terms that range from one day to several years. Total resale agreements decreased to $50.0 million as of December 31, 2008, compared with $150.0 million as of December 31, 2007. The decrease as of December 31, 2008 reflects the early termination of a $100.0 million resale agreement on in January 2008 which had a stated maturity termination date of January 2017. In conjunction with the early termination of this agreement, we received $1.0 million from the counterparty, which we recorded as a yield adjustment included in interest income during the first quarter of 2008.

As of December 31, 2008, the $50.0 million balance of resale agreements is comprised of one resale agreement with a term of ten years. The interest rate is initially fixed for the first two years and thereafter becomes floating. There is no interest payment on this agreement if certain swap yield curves are inverted. The collateral for this resale agreement consists of U.S. Government agency and/or U.S. Government sponsored enterprise debt and mortgage-backed securities held in safekeeping by a third party custodian.

Purchases of securities under resale agreements are overcollateralized to ensure against unfavorable market price movements. We monitor the market value of the underlying securities which collateralize the related receivable on resale agreements, including accrued interest. In the event that the fair market value of the securities decreases below the carrying amount of the related repurchase agreement, our counterparty is required to designate an equivalent value of additional securities. The counterparties to these agreements are nationally recognized investment banking firms that meet credit eligibility criteria and with whom a master repurchase agreement has been duly executed.

Investment Securities

Income from investing activities provides a significant portion of our total income. We aim to maintain an investment portfolio with an adequate mix of fixed-rate and adjustable-rate securities with relatively short maturities to minimize overall interest rate risk. Our investment securities portfolio primarily consists of U.S. Treasury securities, U.S. Government agency securities, U.S. Government sponsored enterprise debt securities, U.S. Government sponsored and other mortgage-backed securities, municipal securities, corporate debt securities, residual securities, and U.S. Government sponsored enterprise equity securities. We classify certain investment securities as held-to-maturity, and accordingly, these securities are recorded based on their amortized cost. We also classify certain investments as available-for-sale, and accordingly, these securities are carried at their estimated fair values with the corresponding changes in fair values recorded in accumulated other comprehensive income, as a component of stockholders’ equity.

Total investment securities held-to-maturity totaled $122.3 million at December 31, 2008 representing municipal securities and corporate debt securities purchased during the fourth quarter of 2008. We had no held-to-maturity investment securities as of December 31, 2007.

Total investment securities available-for-sale increased 8% to $2.04 billion as of December 31, 2008, compared with $1.89 billion at December 31, 2007. The increase in investment securities was funded by deposit growth and capital raised during 2008. Total repayments/maturities and proceeds from sales of available-for-sale securities amounted to $1.58 billion and $699.4 million, respectively, during 2008. Proceeds from repayments, maturities, sales, and redemptions were applied towards additional investment securities purchases totaling $2.69 billion. We recorded net gains totaling $9.0 million and $7.8 million on sales of available-for-sale securities during 2008 and 2007, respectively. At December 31, 2008, investment securities available-for-sale with a par value of $1.83 billion were pledged to secure public deposits, FHLB advances, repurchase agreements, FRB discount window, and for other purposes required or permitted by law.

We perform regular impairment analyses on the investment securities. If we determine that a decline in fair value is other-than-temporary, an impairment writedown is recognized in current earnings. Other-than-temporary declines in fair value are assessed based on factors including the duration the security has been in a continuous unrealized loss position, the severity of the decline in value, the rating of the security, the probability that we will be unable to collect all amounts due, and our ability and intent on holding the securities until the fair values recover.

The fair values of the investment securities are generally determined by reference to the average of at least two quoted market prices obtained from independent external brokers or prices obtained from independent external pricing service providers who have experience in valuing these securities. The Company performs a monthly analysis on the broker quotes received from third parties to ensure that the prices represent a reasonable estimate of the fair value. The procedures include, but are not limited to, initial and ongoing review of third party pricing methodologies, review of pricing trends, and monitoring of trading volumes. The Company ensures whether prices received from independent brokers represent a reasonable estimate of fair value through the use of internal and external cash flow models developed based on spreads, and when available, market indices. As a result of this analysis, if the Company determines there is a more appropriate fair value based upon available market data, the price received from the third party is adjusted accordingly.

Prices from third party pricing services are often unavailable for securities that are rarely traded or are traded only in privately negotiated transactions. As a result, certain securities are priced via independent broker quotations which utilize inputs that may be difficult to corroborate with observable market based data. Additionally, the majority of these independent broker quotations are non-binding.

As a result of the global financial crisis and illiquidity in the U.S. markets, we believe the current broker prices that we have obtained on our private label mortgage-backed securities and pooled trust preferred debt and equity securities are based on forced liquidation or distressed sale values in very inactive markets that are not representative of the economic value of these securities. The fair values of private label mortgage-backed securities and pooled trust preferred securities have traditionally been based on the average of at least two quoted market prices obtained from independent external brokers since broker quotes in an active market are given the highest priority under SFAS 157. However, in light of these circumstances, we have modified our approach in determining the fair values of these securities. We have determined that each of these securities will be individually examined for the appropriate valuation methodology based on a combination of the market approach reflecting current broker prices and a discounted cash flow approach. In calculating the fair value derived from the income approach, the Company made assumptions related to the implied rate of return, general change in market rates, estimated changes in credit quality and liquidity risk premium, specific non-performance and default experience in the collateral underlying the security, as well as broker discount rates are taken into consideration in determining the discount rate. The values resulting from each approach (i.e. market and income approaches) are weighted to derive the final fair value on each private label mortgage-backed and pooled trust preferred security.

The majority of unrealized losses in the available-for-sale portfolio at December 31, 2008 are related to AA- and AAA-rated private label mortgage-backed securities that we have retained in connection with our loan securitization activities. As of December 31, 2008, the fair value of these securities totaled $508.9 million, representing 25% of our total investment securities available-for-sale portfolio. Gross unrealized losses related to these securities amounted to $101.8 million, or 17% of the aggregate amortized cost basis of these securities as of December 31, 2008. These unrealized losses are caused by lack of liquidity and market spreads resulting from instability in the residential real estate and credit markets. The underlying loans are not subprime in nature and were originated by the Bank in accordance with our customary underwriting standards. The securities are supported by overcollateralization as of December 31, 2008. Additionally, these securities are insured by a monoline insurance provider who was recently rated as Aa2 and AAA by two major rating agencies.

As of December 31, 2008, we had $42.5 million in trust preferred debt securities available-for-sale, representing 2% of our total investment securities available-for-sale portfolio. These debt instruments had gross unrealized losses amounting to $73.8 million, or 64% of the total amortized cost bases of these securities as of December 31, 2008. Almost all of the pooled trust preferred securities held by the Company have underlying collateral issued by banks and insurance companies. Of the 15 different trust preferred securities that we have purchased, four securities have underlying collateral issued by a combination of bank, insurance, real estate investment trusts or homebuilder companies. Furthermore, most of the trust preferred securities are overcollateralized and have subordination structures that management believes will afford sufficient principal and interest protection. While one pooled trust preferred security was downgraded from an A rating to B- during the fourth quarter of 2008, based on our cash flow and default stress testing analysis, we believe we will be able to collect all amounts due and that this security is not deemed to be other-than-temporarily impaired as of December 31, 2008. During 2007, one pooled trust preferred security was downgraded to a B+ rating, from a BBB rating by one rating agency. During 2008, we recorded a combined $13.6 million in impairment writedowns on this downgraded security and two other trust preferred securities in accordance with SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, FSP FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, EITF 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets, and FSP EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20. We believe that the recent bailout program passed by the U.S. government to provide for an injection of capital reduces the risk of default by bank issuers and increases the probability that the liquidity in this market and the prices of our securities will improve in the future. We will continue to review such factors, including but not limited to, the estimated cash flows, liquidity and credit risk, for these securities on a quarterly basis. The Company believes the cash flows are not at risk and has the ability and the intention to hold these securities until their fair values recover to cost. As such, the Company does not deem these securities to be other-than-temporarily impaired.

In September 2008, the liquidity and credit concerns led the U.S. Federal Government to assume a conservatorship role in Fannie Mae and Freddie Mac. The rating on Fannie Mae and Freddie Mac preferred securities was downgraded from BBB- to C reflecting the cessation of dividend payments on these securities. These securities are non-cumulative perpetual preferred stock in which unpaid dividends do not accumulate. The purchase agreement between the U.S. Treasury and these government-sponsored entities contains a covenant prohibiting the payment of dividends on existing preferred stock. As the assessment on the status of any resumption in dividend payments on these securities was uncertain, in accordance with SFAS 115, FSP FAS 115-1 and SFAS 124-1, we recorded $55.3 million in OTTI charges on Fannie Mae and Freddie Mac preferred stock securities in 2008. As of December 31, 2008, the fair value of these preferred securities was $1.2 million. Gross unrealized losses on these securities amounted to $2.2 million as of December 31, 2008, all of which is unrealized loss under twelve months, or 65% of the aggregate amortized cost basis of these securities. The value of these preferred securities have been very volatile and in the month preceding and subsequent to year-end, these securities have traded above their carrying values. The Company has the ability and the intention to hold these securities until their fair values recover to cost. As such, the Company does not deem these securities to be other-than-temporarily impaired.

In accordance with SFAS 115, FSP FAS 115-1 and SFAS 124-1 EITF 99-20, and FSP EITF 99-20-1, we recorded $4.3 million in impairment charges in 2008 related to our pooled trust preferred equity securities, which represented the remaining balance for these securities. The impairment charges were due to the adverse changes in expected cash flows, and the high uncertainty surrounding the collectibility of these securities.

We have fifteen individual securities that have been in a continuous unrealized loss position for twelve months or longer as of December 31, 2008. These securities are comprised of eleven pooled trust preferred securities with a total fair value of $34.6 million and four mortgage-backed securities with a total fair value of $519.1 million. As of December 31, 2008, there were also 52 securities that have been in a continuous unrealized loss position for less than twelve months. The unrealized losses on these securities are primarily attributed to changes in interest rates as well as the liquidity crisis that has impacted all financial industries. The issuers of these securities have not, to our knowledge, established any cause for default on these securities. These securities have fluctuated in value since their purchase dates as market interest rates have fluctuated. However, we have the ability and the intention to hold these securities until their fair values recover to cost or maturity. As such, management does not deem these securities to be other-than-temporarily impaired.

The following table sets forth the amortized cost of investment securities held-to-maturity and the fair values of investment securities available-for-sale at December 31, 2008, 2007 and 2006:

Table 6: Investment Securities

	At December 31,
	2008	2007	2006
	(In thousands)
Held-to-maturity (at amortized cost)
Municipal securities	5,772	—	—
Corporate debt securities	116,545	—	—
Total investment securities held-to-maturity	$122,317	$—	$—
Available-for-sale (at fair value)
U.S. Treasury securities	$2,513	$2,492	$2,477
U.S. Government agency securities and U.S Government sponsored enterprise debt securities	1,023,934	426,490	790,252
U.S. Government sponsored enterprise mortgage-backed securities	380,051	535,276	260,138
Other mortgage-backed securities	537,326	680,598	477,771
Corporate debt securities (1)	42,544	119,627	97,881
U.S. Government sponsored enterprise equity securities (2)	1,184	75,055	4,621
Residual securities	50,062	40,716	13,940
Other securities (3)	2,580	6,882	—
Total investment securities available-for-sale	$2,040,194	$1,887,136	$1,647,080
Total investment securities	$2,162,511	$1,887,136	$1,647,080

(1)                                 Balances presented net of OTTI charge of $13.6 million and $405 thousand as of December 31, 2008 and December 31, 2007, respectively.

(2)                                 Balances presented net of OTTI charge of $55.3 million as of December 31, 2008.

(3)                                 Balances presented net of OTTI charge of $4.3 million as of December 31, 2008.

The following table sets forth certain information regarding the amortized cost of our investment securities held-to-maturity and fair values of our investment securities available-for-sale, as well as the weighted average yields, and contractual maturity distribution, excluding periodic principal payments, of our investment securities held-to-maturity and available-for-sale portfolio at December 31, 2008. Securities with no stated maturity dates, such as equity securities, are included in the “indeterminate maturity” category.

Table 7: Yields and Maturities of Investment Securities

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Indeterminate Maturity		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Held-to-maturity
Municipal securities	$—	—	$—	—	$4,007	6.91%	$1,765	7.43%	$—	—	$5,772	7.07%
Corporate debt securities	45,463	6.77%	71,082	7.73%	—	—	—	—	—	—	116,545	7.36%
Total investment securities held-to- maturity	$45,463	6.77%	$71,082	7.73%	$4,007	6.91%	$1,765	7.43%	—	0.00%	$122,317	7.34%
Available-for-sale
U.S. Treasury securities	$2,513	1.13%	$—	—	$—	—	$—	—	$—	—	$2,513	1.13%
U.S. Government agency securities and U.S. Government sponsored enterprise debt securities	461,800	3.42%	274,852	3.95%	103,647	4.15%	183,635	5.40%	—	—	1,023,934	3.99%
Government sponsored enterprise mortgage-backed securities	1,900	6.50%	15,421	4.99%	33,478	5.15%	329,252	5.32%	—	—	380,051	5.29%
Other mortgage-backed securities	252	—	—	—	—	—	537,074	0.95%	—	—	537,326	0.95%
Corporate debt securities	62	—	—	—	—	—	42,482	4.84%	—	—	42,544	4.84%
U.S. Government sponsored enterprise equity securities	—	—	—	—	—	—	—	—	1,184	—	1,184	0.00%
Residual securities							50,062	46.87%	—	—	50,062	46.87%
Other securities	2,580	1.33%	—	—	—	—	—	—	—	—	2,580	1.33%
Total investment securities available-for-sale	$469,107	3.41%	$290,273	4.00%	$137,125	4.40%	$1,142,505	3.91%	$1,184	0.00%	$2,040,194	3.84%
Total investment securities	$514,570	3.70%	$361,355	4.74%	$141,132	4.47%	$1,144,270	3.92%	$1,184	0.00%	$2,162,511	4.02%

We retain residual securities in securitized mortgage loans in connection with certain of our securitization activities. The fair value of residual securities is subject to credit, prepayment, and interest rate risk on the underlying mortgage loans. Fair value is estimated based on a discounted cash flow analysis. These cash flows are projected over the lives of the receivables using prepayment speed, expected credit losses, and the forward interest rate environment on the residual securities. At December 31, 2008, the fair values of the residual securities totaled $50.1 million. The fair value of the residual securities at December 31, 2008 is estimated based on a weighted average remaining life of 6.64 years, a weighted average projected prepayment rate of 21%, a weighted average expected credit loss rate of 0.07%, and a weighted average discount rate of 15%. As of December 31, 2007, the fair value of residual securities totaling $40.7 million is based on a weighted average remaining life of 8.9 years, a weighted average projected prepayment rate of 15%, a weighted average expected credit loss rate of 0.05% and a weighted average discount rate of 11%.

Loans

We offer a broad range of products designed to meet the credit needs of our borrowers. Our lending activities consist of residential single family loans, residential multifamily loans, commercial real estate loans, construction loans, commercial business loans, trade finance loans, and consumer loans. Net loans receivable decreased $681.5 million, or 8%, to $8.07 billion at December 31, 2008.

The following table sets forth the composition of the loan portfolio as of the dates indicated:

Table 8: Composition of Loan Portfolio

	December 31,
	2008		2007		2006		2005		2004
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
Residential, single family	$491,315	6.0%	$433,337	4.9%	$365,407	4.4%	$509,151	7.5%	$327,554	6.4%
Residential, multifamily	677,989	8.2%	690,941	7.8%	1,584,674	19.2%	1,239,836	18.3%	1,121,107	21.8%
Commercial and industrial real estate	4,048,564	49.1%	4,183,473	47.3%	3,766,634	45.6%	3,321,520	48.9%	2,556,827	49.8%
Construction	1,260,724	15.3%	1,547,082	17.5%	1,154,339	14.0%	640,654	9.4%	348,501	6.8%
Total real estate loans	$6,478,592	78.6%	$6,854,833	77.5%	$6,871,054	83.2%	$5,711,161	84.1%	$4,353,989	84.8%
Other loans:
Commercial business	$1,210,260	14.6%	$1,314,068	14.8%	$960,375	11.6%	$643,296	9.5%	$438,537	8.6%
Trade finance	343,959	4.2%	491,690	5.6%	271,795	3.3%	230,771	3.4%	155,809	3.0%
Automobile	9,870	0.1%	23,946	0.3%	9,481	0.1%	8,543	0.1%	10,151	0.2%
Other consumer	206,772	2.5%	160,572	1.8%	152,527	1.8%	200,254	2.9%	175,008	3.4%
Total other loans	$1,770,861	21.4%	$1,990,276	22.5%	$1,394,178	16.8%	$1,082,864	15.9%	$779,505	15.2%
Total gross loans	8,249,453	100.0%	8,845,109	100.0%	8,265,232	100.0%	6,794,025	100.0%	5,133,494	100.0%
Unearned fees, premiums, and discounts, net	(2,049)		(5,781)		(4,859)		(1,070)		(2,156)
Allowance for loan losses	(178,027)		(88,407)		(78,201)		(68,635)		(50,884)
Loan receivable, net	$8,069,377		$8,750,921		$8,182,172		$6,724,320		$5,080,454

Single Family Residential Loans.  We offer mortgage loans secured by one-to-four unit residential properties located in our primary lending areas. At December 31, 2008, $491.3 million or 6% of the loan portfolio was secured by one-to-four family residential real estate properties, compared to $433.3 million or 5% at December 31, 2007. Residential single family loan origination activity declined in 2008, with $131.3 million in new loan originations during 2008, compared with $282.1 million in 2007. Our loan origination activity during 2008 was adversely impacted by deteriorating conditions in the housing and mortgage markets.

We sold approximately $31.2 million in conforming and non-conforming residential single family loans through our secondary marketing efforts during 2008, compared to $42.3 million sold in 2007. The adverse conditions in the housing market and increased credit risks have further widened credit spreads, and resulted in investors tightening their credit underwriting standards for qualifying loans. Originations of loans not eligible for government guarantees have essentially halted due to the erosion of value and lack of investor confidence in private-label mortgage-backed securities. The FRB recently announced plans to purchase up to $100 billion in government sponsored entities’ debt and up to $500 billion in government sponsored entities’ mortgage-backed securities over the next few quarters. Although the lower mortgage rates should support our secondary market efforts, concerns about a weakening economy and job instability may curtail customer demand.

We offer both fixed and adjustable rate (“ARM”) single family residential mortgage loan programs. We primarily offer ARM loan programs that have six-month, three-year, five-year, or seven-year initial fixed periods. We originate single family residential mortgage loans under three different types of programs: full/alternative documentation, reduced documentation and no documentation loans. The underwriting criteria for these loan programs vary in income and asset documentation levels. Our underwriting criteria for all the loans in our single family residential mortgage loan programs include minimum Fair Isaac Corporation (“FICO”) credit scores and maximum loan-to-value (“LTV”) ratios. Additionally, our full/alternative documentation loan program requires verification of employment and income. Reduced documentation loans are primarily intended for borrowers who are self-employed. Generally, we require reduced documentation borrowers to have more equity in the property and higher amounts of liquid reserves. Finally, our no documentation loan program is designed for borrowers who demonstrate excellent credit quality and have the ability to place a large down payment or have high equity in the property.

Of the $131.3 million in residential single family mortgage loans originated during 2008, 7% or $8.8 million were full/alternative documentation loans, 35% or $46.0 million were reduced documentation loans and 58% or $76.6 million were no documentation loans. In comparison, of the $282.1 million in residential single family mortgage loans originated during 2007, 2% or $6.8 million were full/alternative documentation loans, 33% or $93.8 million were reduced documentation loans and 64% or $181.5 million were no documentation loans. During 2008, for the no documentation loan program, the maximum LTV ratios ranged from 21% to 77%. For the reduced documentation loan program, the maximum LTV ratios ranged from 22% to 70%. Based on management’s evaluation and analysis of the portfolio credit quality and prevailing economic conditions, we believe the loan loss provision is adequate for losses inherent in the portfolio as of December 31, 2008.

Multifamily Real Estate Loans.  During 2008, severe market conditions also adversely affected our new originations of multifamily loans. We originated $27.8 million multifamily loans in 2008, as compared to $287.2 million in 2007. Although real estate lending activities are collateralized by real property, these transactions are subject to similar credit evaluation, underwriting and monitoring standards as those applied to commercial business loans. Multifamily real estate loans accounted for $678.0 million or 8%, and $690.9 million or 8%, of our loan portfolio at December 31, 2008 and 2007, respectively.

We offer both fixed and adjustable rate multifamily loan programs. We primarily offer adjustable rate multifamily loan programs that have six-month, three-year, or five-year initial fixed periods. Prior to the latter half of 2007, we originated multifamily mortgage loans under two different types of programs — full documentation and reduced documentation. During 2008, all of the $27.8 million in multifamily loans originated were reduced documentation loans. In comparison, of the $287.2 million in multifamily loans originated during 2007, 8% or $23.4 million were full/alternative documentation and 92% or $263.9 million were reduced documentation loans. The underwriting criteria for these loan programs vary in income and asset documentation levels, similar to our single family residential loan programs. Underwriting criteria generally include minimum FICO scores, maximum loan-to-value ratios and minimum debt coverage ratios.

Additionally, we own single family and multifamily residential mortgage loans that have contractual features that may increase our credit exposure. These mortgage loans include adjustable rate mortgage loans that may subject borrowers to significant future payment increases or create the potential for negative amortization of the principal balance.

Interest-only mortgage loans allow interest-only payments for a fixed period of time. At the end of the interest-only period, the loan payment includes principal payments and increases significantly. The borrower’s new payment once the loan becomes amortizing (i.e., includes principal payments) will be greater than if the borrower had been making principal payments since the origination of the loan. The longer the interest-only period, the larger the amortizing payment will be when the interest-only period ends. There were $40.4 million and $32.6 million in interest-only loans held in the Bank’s portfolio as of December 31, 2008 and 2007, respectively. Historically, losses experienced from interest-only loans have been minimal and we do not believe potential losses from these loans will be significant.

The Bank has purchased adjustable rate mortgage loans which permit different repayment options. The monthly payment for adjustable rate mortgage loans with negative amortization features is set as the initial interest rate for the first year of the loan. After that point, the borrower can make a minimum payment that is limited to a 7.5% increase in payment. If the minimum payment is not adequate to cover the interest amount due on the mortgage loan, the loan would have negative amortization, which will result in an increase in the mortgage loans’ principal balance. These loans completely re-amortize every five years and the monthly payment is reset at that point. None of the adjustable rate mortgages held in the Bank’s loan portfolio that have the potential to negatively amortize were negatively amortizing as of December 31, 2008 and 2007. We do not believe potential losses from these loans will be significant.

Our total exposure related to these products in our loan portfolio for the years ended December 31, 2008 and 2007 is summarized as follows:

Table 9: Nontraditional Mortgage Products

	Unpaid Principal Balance as of December 31,
	2008	2007
	(In thousands)
Interest only mortgage loans	$40,399	$32,571
Adjustable rate mortgages with negative amortization features:
Residential single family loans	1,181	1,157
Residential multifamily loans	9,399	12,565

All of the loans we originate are subject to our underwriting guidelines and loan origination standards. Generally, loans obtained from third party originators, including the higher risk loans in the preceding table, are closed and funded in our name and are also subject to our same underwriting guidelines and loan origination standards. We believe our strict underwriting criteria and procedures adequately consider the unique risks which may come from these products. We conduct a variety of quality control procedures and periodic audits to ensure compliance with our origination standards, including our criteria for lending and legal requirements.

Commercial Real Estate Loans.  We continue to place emphasis in the origination of commercial real estate loans. Although real estate lending activities are collateralized by real property, these transactions are subject to similar credit evaluation, underwriting and monitoring standards as those applied to commercial business loans. Commercial real estate loans accounted for $4.05 billion or 49%, and $4.18 billion or 47%, of our loan portfolio at December 31, 2008, and 2007, respectively.

Since substantially all of our real estate loans are secured by properties located in California, declines in the California economy and in real estate values could have a significant effect on the collectibility of our loans and on the level of allowance for loan losses required.

Construction Loans.  We offer loans to finance the construction of income-producing or owner-occupied buildings. At December 31, 2008, construction loans accounted for $1.26 billion or 15% of our loan portfolio. This compares with $1.55 billion or 18% of the loan portfolio at December 31, 2007. Total unfunded commitments related to construction loans decreased to $344.4 million at December 31, 2008, compared to $975.0 million at December 31, 2007. At December 31, 2008, the total commitment for residential construction loans was approximately $1.01 billion. The current residential construction loan balance was $816.4 million, representing 65% of total construction loans and 10% of total gross loans. During 2008, we reduced our total commitment on residential construction loans by 42% from $1.75 billion as of December 31, 2007. Additionally, all construction disbursements are being carefully monitored and reviewed to address key risks and factors in this portfolio, such as interest reserves remaining, number of homes sold, geographic area and concentration of loans.

Commercial Business Loans.  We finance small and middle-market businesses in a wide spectrum of industries throughout California. Included in commercial business loans are loans for working capital, accounts receivable lines, inventory lines, SBA guaranteed small business loans and lease financing. At December 31, 2008, commercial business loans accounted for a total of $1.21 billion or 15% of our loan portfolio, compared to $1.31 billion or 15% at December 31, 2007. Total unfunded commitments related to commercial business loans decreased 43% to $548.9 million at December 31, 2008, compared to $954.9 million at year-end 2007. During 2008, we have taken actions to reduce our commitments on letters of credit.

Trade Finance Products.  We offer a variety of international finance and trade services and products, including letters of credit, revolving lines of credit, import loans, bankers’ acceptances, working capital lines, domestic purchase financing, and pre-export financing. At December 31, 2008, these loans to finance international trade totaled $344.0 million or 4% of our loan portfolio, compared to $491.7 million or 6% at December 31, 2007. Although most of our trade finance activities are related to trade with Asian countries, a significant majority of our loans are made to companies domiciled in the United States. A substantial portion of this business involves California-based customers engaged in import activities. In addition, we also offer Export-Import financing to various domestic and foreign exporters. These loans are guaranteed by the Export-Import Bank of the United States. Virtually all of our trade finance portfolio as of December 31, 2008 represents loans made to borrowers on the import side of international trade. At December 31, 2008, such loans amounted to $342.5 million, compared with $469.2 million at December 31, 2007. These financings are generally made through letters of credit ranging from $100 thousand to $1 million. At December 31, 2008, total unfunded commitments related to trade finance loans decreased 31% to $283.9 million, compared to $410.9 million at December 31, 2007.

Affordable Housing.  We are engaged in a variety of lending and credit enhancement programs to finance the development of affordable housing projects, which are generally eligible for federal low income housing tax credits. As of December 31, 2008, we had outstanding $345.0 million of letters of credit, which were issued to enhance the ratings of revenue bonds used to finance affordable housing projects. This compares to $396.2 million as of year-end 2007. Credit facilities for individual projects generally range in size from $5 million to $15 million.

Foreign Outstandings.  Foreign outstandings include loans, acceptances, interest bearing deposits with other banks, other interest bearing investments and related accrued interest receivable. Foreign assets are subject to the general risks of conducting business in each foreign country, including economic uncertainty and government regulations. In addition, foreign assets may be impacted by changes in demand or pricing resulting from movements in exchange rates or other factors. The Company’s cross-border exposure primarily relate to our branch operations in Hong Kong, China, which commenced in 2007. As of December 31, 2008 and 2007, our cross-border exposure did not exceed 1.00% of our total assets. The Company’s branch in Hong Kong experienced a 9% growth in the loan portfolio to $90.7 million as of December 31, 2008, compared to $82.9 million as of December 31, 2007.

Contractual Maturity of Loan Portfolio.  The following table presents the maturity schedule of our loan portfolio at December 31, 2008. All loans are shown maturing based upon contractual maturities, and include scheduled repayments but not potential prepayments. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due within one year. Loan balances have not been reduced for undisbursed loan proceeds, unearned discounts, and the allowance for loan losses. Nonaccrual loans of $214.6 million are included in the following table by their contractual maturity date.

Table 10: Maturity of Loan Portfolio

	Within One Year	After One But Within Five Years	More Than Five Years	Total
	(In thousands)
Residential, single family	$17,838	$31,031	$442,446	$491,315
Residential, multifamily	65,764	21,437	590,788	677,989
Commercial and industrial real estate	638,102	138,733	3,271,729	4,048,564
Construction	1,187,828	54,039	18,857	1,260,724
Commercial business	867,923	247,221	95,116	1,210,260
Trade finance	339,114	4,845	—	343,959
Automobile and other consumer	20,066	6,989	189,587	216,642
Total	$3,136,635	$504,295	$4,608,523	$8,249,453

As of December 31, 2008, outstanding loans, including projected prepayments, scheduled to be repriced within one year, after one but within five years, and in more than five years, excluding nonaccrual loans, are as follows:

Table 11: Loans Scheduled to be Repriced

	Within One Year	After One But Within Five Years	More Than Five Years	Total
	(In thousands)
Total fixed rate	$422,813	$344,964	$19,925	$787,702
Total variable rate	6,056,560	1,186,187	4,397	7,247,144
Total	$6,479,373	$1,531,151	$24,322	$8,034,846

Mortgage Servicing Assets

As of December 31, 2008, we had $16.5 million in mortgage servicing assets, which is net of $3.6 million in total valuation allowances. Mortgage servicing assets are initially recorded at fair value. The fair value of servicing assets is determined based on the present value of estimated net future cash flows related to contractually specified servicing fees. The primary determinants of the fair value of mortgage servicing assets are prepayment speeds and discount rates. Published industry standards are used to derive market-based assumptions. Changes in the assumptions used may have a significant impact on the valuation of mortgage servicing assets. Evaluation of impairment is performed on a quarterly basis. We record mortgage servicing assets for loans sold or securitized for which servicing has been retained by the Bank.

We recorded $2.4 million in MSA impairment writedowns during 2008, compared with $580 thousand in 2007. The decline in interest rates as well as the overall increases in borrower refinancing and prepayment rates related to the underlying sold or securitized loans have caused the value of MSAs to decrease. We may expect a further decline in the value of MSAs in the near future if interest rates continue to fall and prepayment speeds increase. For more information about MSAs, see Note 13 to the Company’s consolidated financial statements presented elsewhere in this report.

Nonperforming Assets

Loans are continually monitored by management and the Board of Directors. Generally, our policy is to place a loan on nonaccrual status if either (i) principal or interest payments are past due in excess of 90 days; or (ii) the full collection of principal or interest becomes uncertain, regardless of the length of past due status. When a loan reaches nonaccrual status, any interest accrued on the loan is reversed and charged against current income. In general, subsequent payments received are applied to the outstanding principal balance of the loan. Nonaccrual loans that demonstrate a satisfactory payment trend for several months are returned to full accrual status subject to management’s assessment of the full collectibility of the account.

Nonperforming assets are comprised of nonaccrual loans, loans past due 90 days or more but not on nonaccrual, restructured loans and other real estate owned, net. Nonperforming assets as a percentage of total assets were 2.12% and 0.57% at December 31, 2008 and 2007, respectively. Nonaccrual loans totaled $214.6 million and $63.9 million at December 31, 2008 and 2007, respectively. Loans totaling $530.4 million were placed on nonaccrual status during 2008. As part of our comprehensive loan review process, loans totaling $32.5 million which were not 90 days past due as of December 31, 2008 were included in nonaccrual loans as of December 31, 2008. Additions to nonaccrual loans during 2008 were offset by $88.9 million in payoffs and principal paydowns, $114.7 million in loans brought current, $92.7 million in net chargeoffs, and $83.4 million in loans transferred to OREO. Additions to nonaccrual loans during the year ended December 31, 2008 were comprised of $232.9 million in construction loans, $200.2 million in commercial real estate loans, $45.4 million in commercial business loans including SBA loans, $25.7 million in single family loans, $20.4 million in multifamily loans, $3.0 million in automobile and other consumer loans, and $2.8 million in trade finance loans.

All loans that were past due 90 days or more were on nonaccrual status at December 31, 2008 and 2007.

The Company had $11.0 million and $2.1 million in restructured loans as of December 31, 2008 and 2007, respectively. As of December 31, 2008, restructured loans were comprised of $1.2 million in single family loans, $3.5 million in multifamily loans, $2.4 million in commercial real estate loans, and $3.9 million in commercial business loans.

Other real estate owned includes properties acquired through foreclosure or through full or partial satisfaction of loans. We had 41 OREO properties at December 31, 2008, with a combined aggregate carrying value of $38.3 million. The majority of these properties were related to our land, residential construction and single family residence portfolios. Approximately 66% of OREO properties as of December 31, 2008 were located in the Greater Los Angeles area and Inland Empire region of Southern California. As of December 31, 2007, we had three OREO properties with a carrying value of $1.5 million. During 2008, we foreclosed on 70 properties with an aggregate carrying value of $83.6 million as of the foreclosure date. During 2008, we sold 29 OREO properties with a carrying value of $44.5 million resulting in a total net loss on sale of $852 thousand. During 2007, the Bank sold one OREO property with a carrying value of $2.8 million for a net gain of $1.3 million. The Bank sold two OREO properties with a combined carrying value of $396 thousand for a net gain of $88 thousand during 2006.

The following table sets forth information regarding nonaccrual loans, loans past due 90 days or more but not on nonaccrual, restructured loans and other real estate owned as of the dates indicated:

Table 12: Nonperforming Assets

	December 31,
	2008	2007	2006	2005	2004
	(Dollars in thousands)
Nonaccrual loans	$214,607	$63,882	$17,101	$24,149	$4,924
Loans past due 90 days or more but not on nonaccrual	—	—	—	5,670	681
Total nonperforming loans	214,607	63,882	17,101	29,819	5,605
Restructured loans	10,992	2,081	—	—	—
Other real estate owned, net	38,302	1,500	2,786	299	299
Total nonperforming assets	$263,901	$67,463	$19,887	$30,118	$5,904
Total nonperforming assets to total assets	2.12%	0.57%	0.18%	0.36%	0.10%
Allowance for loan losses to nonperforming loans	82.95%	138.39%	457.29%	230.17%	907.83%
Nonperforming loans to total gross loans	2.60%	0.72%	0.21%	0.44%	0.11%

We evaluate loan impairment according to the provisions of SFAS No. 114. Under SFAS No. 114, loans are considered impaired when it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as an expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent, less costs to sell. If the measure of the impaired loan is less than the recorded investment in the loan, the deficiency will be charged off against the allowance for loan losses or, alternatively, a specific allocation will be established. Also, in accordance with SFAS No. 114, loans that are considered impaired are specifically excluded from the quarterly migration analysis when determining the amount of the allowance for loan and lease losses required for the period.

At December 31, 2008, the Company’s total recorded investment in impaired loans was $232.1 million, compared with $123.8 million at December 31, 2007. The increase in impaired loans is largely due to an increase in nonperforming residential construction loans which have been especially hard hit by current economic conditions and the downturn in the housing market. All nonaccrual and doubtful loans are included in impaired loans. Impaired loans at December 31, 2008 are comprised of single family loans totaling $13.5 million, multifamily loans totaling $11.8 million, commercial real estate loans totaling $ 110.2 million, construction loans totaling $66.4 million, commercial business loans totaling $26.2 million, trade finance loans amounting to $1.8 million, SBA loans totaling $354 thousand, and automobile and other consumer loans totaling $1.8 million. As of December 31, 2008, the allowance for loan losses included $23.4 million for impaired loans with a total recorded balance of $69.2 million. As of December 31, 2007, the allowance for loan losses included $16.3 million for impaired loans with a total recorded balance of $67.1 million.

Our average recorded investment in impaired loans during 2008 and 2007 totaled $266.5 million and $121.0 million, respectively. During 2008 and 2007, gross interest income that would have been recorded on impaired loans, had they performed in accordance with their original terms, totaled $19.0 million and $9.7 million, respectively. Of this amount, actual interest recognized on impaired loans, on a cash basis, was $11.6 million and $6.8 million, respectively.

In light of the credit and mortgage crisis affecting the entire financial industry and its impact on our borrowers, the Company has taken a more proactive approach to assess potential loan impairment in our overall portfolio. We have expanded our scope to perform focused reviews of certain sectors of our loan portfolio to identify and mitigate potential losses. Our recent experience made us aware of the rapid deterioration occurring in the market in a relatively short period of time. Specifically, we have noted that while our borrowers may continue to pay as agreed in accordance with their contractual terms and/or even though loans may not have reached a significant stage of delinquency, the existence of certain warning signs indicating possible collectibility issues warranted a more careful scrutiny of these loans for potential impairment. Specifically, we reviewed loans that exhibited the following characteristics:

•                  diminishing or adverse changes in cash flows that serve as the principal source of repayment;

•                  adverse changes in the financial position or net worth of guarantors or investors;

•                  adverse changes in collateral values for collateral-dependent loans;

•                  declining or adverse changes in inventory levels securing commercial business and trade finance;

•                  failure in meeting financial covenants; or

•                  other changes or conditions that may adversely impact the ultimate collectibility of loans.

Although certain loans are not 90 days or more delinquent and therefore still accruing interest, we have classified them as impaired as of December 31, 2008 because they exhibit one or more of the characteristics described above.

Allowance for Loan Losses

We are committed to maintaining the allowance for loan losses at a level that is commensurate with estimated and known risks in the loan portfolio. In addition to regular, quarterly reviews of the adequacy of the allowance for loan losses, management performs an ongoing assessment of the risks inherent in the loan portfolio. While we believe that the allowance for loan losses is adequate at December 31, 2008, future additions to the allowance will be subject to a continuing evaluation of estimated and known, as well as inherent, risks in the loan portfolio.

The allowance for loan losses is increased by the provision for loan losses which is charged against current period operating results, and is increased or decreased by the amount of net recoveries or chargeoffs, respectively, during the year. At December 31, 2008, the allowance for loan losses amounted to $178.0 million, or 2.16% of total loans, compared with $88.4 million, or 1.00% of total loans, at December 31, 2007. The $89.6 million increase in the allowance for loan losses at December 31, 2008, from year-end 2007, reflects $226.0 million in additional loss provisions, less $141.4 million in net chargeoffs during the year. The allowance for unfunded loan commitments, off-balance-sheet credit exposures, and recourse provisions is included in accrued expenses and other liabilities and amounted to $6.3 million at December 31, 2008, compared to $11.4 million at December 31, 2007. The decrease in the off-balance sheet allowance amount was due, in part, to a 46% decline in unfunded loan commitments at December 31, 2008 relative to year-end 2007.

We recorded $226.0 million in loan loss provisions during 2008, as compared to $12.0 million in loss provisions recorded during 2007. The increase in loss provisions recorded during 2008, compared to 2007, was brought on by the sustained downturn in the real estate market and continued instability in the overall economy. During 2008, we recorded $141.4 million in net chargeoffs representing 1.64% of average loans outstanding during the year. In comparison, we recorded net chargeoffs totaling $6.8 million, or less than 0.08% of average loans outstanding, during 2007. We believe that overall market conditions will continue to remain challenging in 2009 and we expect to record additional loan loss provisions during the first quarter of 2009.

The following table summarizes activity in the allowance for loan losses for the periods indicated:

Table 13: Allowance for Loan Losses

	At or for the Year Ended December 31,
	2008	2007	2006	2005	2004
	(Dollars in thousands)
Allowance balance, beginning of year	$88,407	$78,201	$68,635	$50,884	$39,246
Allowance from acquisitions	—	4,125	4,084	9,290	1,583
Allowance for unfunded loan commitments and letters of credit	5,044	841	(1,168)	(2,738)	(1,566)
Provision for loan losses	226,000	12,000	6,166	15,870	16,750
Gross chargeoffs:
Residential single family	3,522	335	3	168	—
Multifamily real estate	1,966	—	—	—	—
Commercial and industrial real estate	53,459	—	—	1,899	—
Construction	57,629	2,810	—	—	—
Commercial business	24,639	3,740	236	1,428	1,679
Trade finance	5,707	249	205	2,821	4,055
Automobile	268	30	46	97	119
Other consumer	261	42	25	29	7
Total gross chargeoffs	$147,451	$7,206	$515	$6,442	$5,860
Gross recoveries:
Residential single family	$37	$—	$2	$23	$9
Residential multifamily	—	—	—	90	26
Commercial and industrial real estate	2,467	7	749	34	3
Construction	2,654	—	—	—	—
Commercial business	835	419	238	380	507
Trade finance	9	—	—	1,124	—
Automobile	25	20	5	119	186
Other consumer	—	—	5	1	—
Total gross recoveries	$6,027	$446	$999	$1,771	$731
Net chargeoffs (recoveries)	$141,424	$6,760	$(484)	$4,671	$5,129
Allowance balance, end of year	$178,027	$88,407	$78,201	$68,635	$50,884
Average loans outstanding	$8,601,825	$8,354,989	$7,828,579	$5,886,398	$4,170,524
Total gross loans outstanding, end of year	$8,249,453	$8,845,109	$8,265,232	$6,794,025	$5,133,494
Net chargeoffs (recoveries) to average loans	1.64%	0.08%	(0.01)%	0.08%	0.12%
Allowance for loan losses to total gross loans at end of year	2.16%	1.00%	0.95%	1.01%	0.99%

Our methodology to determine the overall appropriateness of the allowance is based on a classification migration model and qualitative considerations. The technique of migration analysis essentially looks at pools of loans having similar characteristics and analyzes their loss rates over a historical period. We utilize a loss horizon of seventeen years to better capture the Bank’s historical loss trends. This loss horizon represents the timeframe when the Bank started to monitor and track losses incurred in the loan portfolio. Since loss rates derived by the migration model are based predominantly on historical loss trends, they may not be indicative of the actual or inherent loss potential for loan categories that have little or no historical losses. As such, we utilize qualitative and environmental factors as adjusting mechanisms to supplement the historical results of the classification migration model.

Qualitative considerations include, but are not limited to, prevailing economic or market conditions, relative risk profiles of various loan segments, the strength or deficiency of the internal control environment, volume concentrations, growth trends, delinquency and nonaccrual status, problem loan trends, and geographic concentrations. Qualitative and environmental factors are reflected as percent adjustments and are added to the historical loss rates derived from the classified asset migration model to determine the appropriate allowance amount for each loan category.

In consideration of the significant growth and increasing diversity and credit risk profiles of loans in our portfolio over the past several years, our classification migration model utilizes sixteen risk-rated or heterogeneous loan pool categories and three homogeneous loan categories. The loan sectors included in the heterogeneous loan pools are residential single family, residential multifamily, commercial real estate, construction, commercial business, trade finance, and automobile loans. With the exception of automobile loans, all other heterogeneous loan categories have been broken down into additional subcategories. For example, the commercial real estate loan category is further segmented into six subcategories based on industry sector. These subcategories include retail, office, industrial, land, hotel/motel, and other special purpose or miscellaneous. By sectionalizing these broad loan categories into smaller subgroups, we are better able to isolate and identify the risks associated with each subgroup based on historical loss trends.

In addition to the sixteen heterogeneous loan categories, our classification migration model also utilizes three homogeneous loan categories which encompass predominantly consumer-related credits. Specifically, these homogeneous loan categories are home equity lines, overdraft protection lines, and credit card loans.

The following table reflects the Company’s allocation of the allowance for loan losses by loan category and the ratio of each loan category to total loans as of the dates indicated.

Table 14: Allowance for Loan Losses by Loan Category

	At December 31,
	2008		2007
	Amount	%	Amount	%
	(Dollars in thousands)
Residential single family	$6,178	5.9%	$2,475	4.9%
Residential multifamily	6,811	8.2%	4,216	7.8%
Commercial and industrial real estate	49,567	49.1%	21,072	47.3%
Construction	60,478	15.3%	19,132	17.5%
Commercial business	40,843	14.7%	24,188	14.9%
Trade finance	12,721	4.2%	16,487	5.5%
Automobile	282	0.1%	242	0.3%
Consumer and other	1,147	2.5%	595	1.8%
Total	$178,027	100.0%	$88,407	100.0%

The increase of $89.6 million in the allowance for loan at December 31, 2008, relative to year-end 2007, was primarily due to increased loss estimates and historic losses for individual loan categories. Except for trade finance loans, loss reserves on all loan categories increased, reflecting the downturn in the residential real estate market and deteriorating conditions in the overall economy. Loss reserves for construction and land loans (included in commercial and industrial real estate) increased significantly from December 31, 2007, reflecting the sharp decline in values experienced in these portfolios. The decrease in loss reserves on trade finance loans is in line with the contraction of this portfolio since year-end 2007.

Deposits

We offer a wide variety of deposit account products to both consumer and commercial customers. Total deposits increased $863.0 million to $8.14 billion at December 31, 2008, as compared to $7.28 billion at December 31, 2007. Net deposit growth was comprised of increases in money market accounts of $232.5 million or 21%, and time deposits of

$936.6 million or 25%. These increases were partially offset by decreases in noninterest-bearing demand accounts of $138.7 million or 10%, interest-bearing checking accounts of $109.7 million or 23%, and savings accounts of $57.6 million or 12%, during the year.

As a result of the turbulence in the banking sector, we experienced a notable growth in deposit products that afford greater deposit insurance coverage to deposit customers during the second half of 2008. As of December 31, 2008, time deposits within the Certificate of Deposit Account Registry Service (“CDARS”) program increased to $946.8 million, compared to $11.7 million at December 31, 2007. The CDARS program allows customers with deposits in excess of FDIC-insured limits to obtain full coverage on time deposits through a network of banks within the CDARS program. Additionally, during the third quarter of 2008, we partnered with another financial institution to implement a new retail sweep product for non-time deposit accounts to provide added deposit insurance coverage for deposits in excess of FDIC-insured limits. Deposits gathered through these programs are considered brokered deposits under current regulatory reporting guidelines.

Public deposits decreased 70% to $153.5 million at December 31, 2008, from $506.5 million at December 31, 2007. A large portion of these public funds are comprised of deposits from the State of California. The decrease in public deposits is due to lack of available funds from funding sources.

Time deposits greater than $100 thousand totaled $3.22 billion, representing 40% of the deposit portfolio at December 31, 2008. These accounts, consisting primarily of deposits by consumers, had a weighted average interest rate of 3.16% at December 31, 2008. The following table provides the remaining maturities at December 31, 2008 of time deposits greater than $100 thousand:

Table 15: Time Deposits $100,000 or Greater

(In thousands)
3 months or less	$2,020,077
Over 3 months through 6 months	614,657
Over 6 months through 12 months	506,104
Over 12 months	79,316
Total	$3,220,154

Borrowings

We utilize a combination of short-term and long-term borrowings to manage our liquidity position. Federal funds purchased generally mature within one business day to six months from the transaction date. At December 31, 2008, federal funds purchased amounted to $28.0 million, an 87% decrease from the $222.3 million balance at December 31, 2007. FHLB advances decreased 25% to $1.35 billion as of December 31, 2008, compared to $1.81 billion at December 31, 2007. The decrease in federal funds purchased and FHLB advances is consistent with our overall strategy to deleverage our balance sheet. During 2008, a portion of the proceeds from the maturities and sales of investment securities, as well as proceeds from our Series A and B preferred stock issuance in April 2008 and December 2008, were used to pay down our borrowings. During the first quarter of 2008, we paid off an FHLB advance totaling $50.0 million prior to its contractual maturity date. In accordance with Accounting Principles Bulletin No. 18, Early Extinguishment of Debt, we recorded the penalty amount of $149 thousand as an adjustment to interest expense. As of December 31, 2008, we had no overnight FHLB advances, compared to $350.0 million as of December 31, 2007. We entered into several new FHLB advances totaling $350.0 million during 2008. The maturity terms of these advances are less than 3 years with fixed interest rates ranging from 1.44% to 3.68%. FHLB advances totaling $405.0 million matured during 2008.

In addition to federal funds purchased and FHLB advances, we also utilize securities sold under repurchase agreements (“repurchase agreements”) to manage our liquidity position. Repurchase agreements totaled $998.4 million and $1.00 billion as of December 31, 2008 and 2007, respectively. Included in this balance is $3.4 million in overnight repurchase agreements with customers that the Company assumed in conjunction with the DCB acquisition. The interest rates on these customer repurchase agreements ranged from 0.50% to 0.75% as of December 31, 2008. All of the other repurchase agreements are long-term with ten year maturity terms. Repurchase agreements are accounted for as collateralized financing transactions and recorded at the amounts at which the securities were sold. The collateral for these agreements consist of U.S. Government agency and U.S. Government sponsored enterprise debt and mortgage-backed securities. All of these repurchase agreements have an original term of ten years. The rates were generally initially floating rate for a period of time ranging from six months to three years, with the floating interest rates ranging from the three-month Libor minus 80 basis points to the three-month Libor minus 340 basis points. With the exception of one repurchase agreement, the rates have been switched to fixed rates for the remainder of the term, with fixed interest rates ranging from 4.29% to 5.13%. The counterparty has the right to either a one-time call or a quarterly call when the rates change from floating to fixed, for each of the repurchase agreements.

Long-Term Debt

Long-term debt remained at $235.6 million at December 31, 2008 and 2007. Long-term debt is comprised of subordinated debt which qualifies as Tier II capital and junior subordinated debt issued in connection with our various trust preferred securities offerings which qualify as Tier I capital for regulatory purposes.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

In the course of our business, we may enter into or be a party to transactions that are not recorded on the balance sheet and are considered to be off-balance sheet arrangements. Off-balance sheet arrangements are any contractual arrangements whereby an unconsolidated entity is a party, under which we have: (1) any obligation under a guarantee contract; (2) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets; (3) any obligation under certain derivative instruments; or (4) any obligation under a material variable interest held by us in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to us, or engages in leasing, hedging or research and development services with us.

Loan Securitizations and Sales

In the ordinary course of business, the Company sells loans with or without recourse. For loans sold with recourse, the recourse component is considered a guarantee. In certain situations, the Company could also have an obligation for loans sold without recourse. Additional information pertaining to our loan sales is included in Note 20 to the Company’s consolidated financial statements presented elsewhere in this report.

From time to time, we securitize certain real estate loans, a portion of which are sold to investors. Securitizations provide us with a source of liquidity and also reduce our credit exposure to borrowers. Securitizations involve the sale of loans to a qualifying special-purpose entity, or “QSPE”, typically a trust. In a securitization, we transfer financial assets to a QSPE that is legally isolated from the Company. The QSPE, in turn, issues interest-bearing securities, commonly called asset-backed securities, which are secured by future collections on the sold loans. The QSPE sells securities to investors, which entitle them to receive specified cash flows during the term of the securities. The QSPE uses proceeds from the sale of these securities to pay the purchase price for the sold loans. The proceeds from the issuance of the securities are then distributed to the Company as consideration for the loans transferred.

When we sell or securitize loans, we generally retain the right to service the loans and we may retain residual and other interests, which are considered retained interests in the securitized assets. Retained interests may provide credit enhancement to the investors and represent the Company’s maximum risk exposure associated with these transactions. Investors in the securities issued by the QSPE have no further recourse against the Company if cash flows generated by the securitized assets are inadequate to service the obligations of the QSPE. Additional information pertaining to our securitization transactions and related retained interests is included in Note 7 to the Company’s consolidated financial statements presented elsewhere in this report.

Commitments

As a financial service provider, we routinely enter into commitments to extend credit to customers, such as loan commitments, commercial letters of credit for foreign and domestic trade, standby letters of credit, and financial guarantees. Many of these commitments to extend credit may expire without being drawn upon. The same credit policies are used in extending these commitments as in extending loan facilities to customers. Under some of these contractual agreements, the Company may also have liabilities contingent upon the occurrence of certain events. A schedule of significant commitments to extend credit to customers as of December 31, 2008 is as follows:

Table 16: Significant Commitments

December 31, 2008
(In thousands)
Undisbursed loan commitments	$1,469,513
Standby letters of credit	656,979
Commercial letters of credit	39,426

A discussion of significant contractual arrangements under which the Company may be held contingently liable is included in Note 20 to the Company’s consolidated financial statements presented elsewhere in this report. In addition, the Company has commitments and obligations under post-retirement benefit plans as described in Note 22 to the Company’s consolidated financial statements presented elsewhere in this report.

Contractual Obligations

The following table presents, as of December 31, 2008, the Company’s significant fixed and determinable contractual obligations, within the categories described below, by payment date. With the exception of operating lease obligations, these contractual obligations are included in the consolidated balance sheets. The payment amounts represent the amounts and interest contractually due to the recipient.

Table 17: Contractual Obligations

	Payment Due by Period
Contractual Obligations	Less than 1 year	1-3 years	3-5 years	After 5 years	Indeterminate Maturity	Total
	(In thousands)
Deposits	$4,692,120	$110,670	$36,206	$10,478	$3,494,207	$8,343,681
Federal funds purchased	28,023	—	—	—	—	28,023
FHLB advances	676,801	729,852	5,358	3,189	—	1,415,200
Securities sold under repurchase agreements	51,012	95,163	95,163	1,115,505	—	1,356,843
Notes payable	—	—	—	—	16,506	16,506
Long-term debt obligations	11,241	22,483	22,483	400,547	—	456,754
Operating lease obligations	11,621	24,826	25,597	69,897	—	131,941
Unrecognized tax benefits	—	—	—	—	1,028	1,028
Postretirement benefit obligations	4,144	11,156	1,732	2,316	—	19,348
Total contractual obligations	$5,474,962	$994,150	$186,539	$1,601,932	$3,511,741	$11,769,324

Capital Resources

Our primary source of capital is the retention of net after tax earnings. At December 31, 2008, stockholders’ equity totaled $1.55 billion, a 32% increase from the year-end 2007 balance of $1.17 billion. The increase is comprised of the following: (1) net issuance of Series A convertible preferred stock, totaling $194.1 million, representing 200,000 shares; (2) net issuance of Series B perpetual cumulative preferred stock and warrants totaling $306.8 million, representing 306,546 shares of preferred stock and 3,035,109 shares of warrants; (4) stock compensation costs amounting to $6.2 million related to grants of restricted stock and stock options; (5) net issuance of common stock totaling $2.8 million, representing 496,701 shares, pursuant to various stock plans and agreements; and (6) a purchase accounting adjustment pursuant to the DCB acquisition of $2.3 million. These transactions were offset by (1) net loss of $49.7 million recorded during 2008; (2) $47.7 million in net unrealized losses on available-for-sale securities; (3) a change in accounting principle pursuant to the adoption of EITF 06-4 amounting to $479 thousand; (4) tax provision of $414 thousand from the stock plans; (5) purchase of treasury shares related to vested restricted stock amounting to $306 thousand, representing 20,846 shares; and (6) payment of quarterly cash dividends on common stock, accrual and payment of preferred stock dividends, as well as the amortization of preferred stock discount totaling $34.8 million during 2008.

Series A Preferred Stock Offering

We raised $194.1 million in additional capital, net of underwriting discounts, commissions and offering expenses, during April 2008 through the issuance of 200,000 shares of non-cumulative, perpetual convertible preferred stock. The proceeds from this offering were used to reduce our borrowings, enhance our liquidity position, and boost our already strong capital levels. For a further discussion on this preferred stock offering, see Note 23 to the Company’s consolidated financial statements presented elsewhere in this report.

Series B Preferred Stock Offering

On December 5, 2008, we received $306.5 million of additional Tier 1 qualifying capital from the U.S. Treasury through the issuance of 306,546 shares of fixed-rate, cumulative perpetual preferred stock. The issuance of Series B preferred stock was made in conjunction with the Company’s participation in the U.S. Treasury’s Capital Purchase Program. For a further discussion on this preferred stock offering, see Note 23 to the Company’s consolidated financial statements presented elsewhere in this report.

Risk-Based Capital

We are committed to maintaining capital at a level sufficient to assure our shareholders, our customers and our regulators that our company and our bank subsidiary are financially sound. We are subject to risk-based capital regulations adopted by the federal banking regulators in January 1990. These guidelines are used to evaluate capital adequacy and are based on an institution’s asset risk profile and off-balance sheet exposures. According to the regulations, institutions whose Tier I and total capital ratios meet or exceed 6.0% and 10.0%, respectively, are deemed to be “well-capitalized.” At December 31, 2008, the Bank’s Tier I and total capital ratios were 13.6% and 15.6%, respectively, compared to 8.8% and 10.3%, respectively, at December 31, 2007.

The following table compares East West Bancorp, Inc.’s and East West Bank’s actual capital ratios at December 31, 2008, to those required by regulatory agencies for capital adequacy and well-capitalized classification purposes:

Table 18: Regulatory Required Ratios

	East West Bancorp	East West Bank	Minimum Regulatory Requirements	Well Capitalized Requirements
Total Capital (to Risk-Weighted Assets)	15.8%	15.6%	8.0%	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	13.8%	13.6%	4.0%	6.0%
Tier 1 Capital (to Average Assets)	12.4%	12.2%	4.0%	5.0%

ASSET LIABILITY AND MARKET RISK MANAGEMENT

Liquidity

Liquidity management involves our ability to meet cash flow requirements arising from fluctuations in deposit levels and demands of daily operations, which include funding of securities purchases, providing for customers’ credit needs and ongoing repayment of borrowings. Our liquidity is actively managed on a daily basis and reviewed periodically by the Asset/Liability Committee and the Board of Directors. This process is intended to ensure the maintenance of sufficient funds to meet the needs of the Bank, including adequate cash flow for off-balance sheet instruments.

Our primary sources of liquidity are derived from financing activities which include the acceptance of customer and brokered deposits, federal funds facilities, repurchase agreement facilities, advances from the Federal Home Loan Bank of San Francisco, and issuances of long-term debt. These funding sources are augmented by payments of principal and interest on loans, the routine liquidation of securities from the available-for-sale portfolio and securitizations of loans. In addition, government programs, such as the FDIC’s TLGP, may influence deposit behavior. Primary uses of funds include withdrawal of and interest payments on deposits, originations and purchases of loans, purchases of investment securities, and payment of operating expenses.

During the years ended December 31, 2008, 2007, and 2006, we experienced net cash inflows from operating activities of $182.4 million, $224.0 million, and $122.3 million, respectively. Net cash inflows from operating activities reflects the $226.0 million loan loss provision recorded during 2008. Net cash inflows from operating activities during 2007 and 2006 were primarily due to net income earned during the year.

Net cash outflows from investing activities totaled $132.7 million, $519.4 million, and $1.52 billion during 2008, 2007, and 2006, respectively. Net cash outflows from investing activities for 2008 were due primarily to purchases of short-term investments, investment securities, and loans receivable. These factors were partially offset by proceeds from the sale of investment securities and loans, the early termination of a resale agreement, as well as repayments, maturities and redemptions of investment securities. For 2007 and 2006, net cash outflows from investing activities can be attributed primarily to the growth in our loan portfolio and purchases of available-for-sale securities. These activities were partially offset by repayments, maturities, redemptions and net sales proceeds from investment securities.

We experienced net cash inflows from financing activities of $668.8 million during the year ended December 31, 2008, primarily due to $500.6 million net proceeds received from the issuance of Series A and Series B preferred stock during April 2008 and December 2008, respectively, as well as the net increase in deposits. As a result of the turbulence in the banking sector, we experienced a notable growth in deposit products that afford greater deposit insurance coverage to deposit customers during the second half of 2008. As of December 31, 2008, time deposits within the CDARS program increased to $946.8 million, compared to $11.7 million at December 31, 2007. The CDARS program allows customers with deposits in excess of FDIC-insured limits to obtain full coverage on time deposits through a network of banks within the CDARS program. Additionally, during the third quarter of 2008, we partnered with another financial institution to implement a new retail sweep product for non-time deposit accounts to provide added deposit insurance coverage for deposits in excess of FDIC-insured limits. Cash from financing activities were partially offset by net decreases in federal funds purchased and FHLB advances, as well as $33.4 million of existing cash and cash equivalents to pay cash dividends to our stockholders.

During 2007, proceeds from federal funds purchased, FHLB advances, and long-term debt accounted for net cash inflows from financing activities totaling $263.2 million. These factors were partially offset by a net decrease in deposits, purchases of treasury shares related to our Board-approved share repurchase program, and dividends paid on common stock. During 2006, net cash inflows from financing activities amounting to $1.44 billion were due to net increases in repurchase agreements, FHLB advances, deposits, federal funds purchased, and long-term debt.

As a means of augmenting our liquidity, we have available a combination of borrowing sources comprised of the Federal Reserve Bank’s discount window, FHLB advances, federal funds lines with various correspondent banks, and several master repurchase agreements with major brokerage companies. During 2008, we obtained additional borrowing capacity from the Federal Reserve discount window of almost $900.0 million by pledging construction and commercial business loans. We believe our liquidity sources to be stable and adequate to meet our day-to-day cash flow requirements. At December 31, 2008, we are not aware of any trends, events or uncertainties that had or were reasonably likely to have a material effect on our liquidity position. As of December 31, 2008, we are not aware of any material commitments for capital expenditures in the foreseeable future.

The liquidity of East West Bancorp, Inc. is primarily dependent on the payment of cash dividends by its subsidiary, East West Bank, subject to limitations imposed by the Financial Code of the State of California. For the years ended December 31, 2008 and 2007, total dividends paid by the Bank to East West Bancorp, Inc. amounted to $33.4 million and $71.6 million, respectively. The large increase in dividend payments by the Bank to the Company during 2007 is primarily due to share repurchases totaling $53.8 million in connection with the Board authorized stock repurchase program announced during 2007. As of December 31, 2008, approximately $162.9 million of undivided profits of the Bank were available for dividends to the Company. On January 27, 2009, the Board of Directors declared first quarter dividends on the Company’s common stock and Series A preferred stock. Despite the Company’s strong capital position, the Board of Directors authorized the reduction of the common stock dividend to $0.02 per share for the first quarter of 2009, compared with the $0.10 per share paid in previous quarters. As a result of the uncertain economic environment, the Company believes it was a prudent and responsible decision to reduce the dividend payout and preserve capital at this time.

Interest Rate Sensitivity Management

Our success is largely dependent upon our ability to manage interest rate risk, which is the impact of adverse fluctuations in interest rates on our net interest income and net portfolio value. Although in the normal course of business we manage other risks, such as credit and liquidity risk, we consider interest rate risk to be among the more significant market risks and could potentially have material effect on our financial condition and results of operations.

The fundamental objective of the asset liability management process is to manage our exposure to interest rate fluctuations while maintaining adequate levels of liquidity and capital. Our strategy is formulated by the Asset/Liability Committee, which coordinates with the Board of Directors to monitor our overall asset and liability composition. The Committee meets regularly to evaluate, among other things, the sensitivity of our assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses on the available-for-sale portfolio (including those attributable to hedging transactions, if any), purchase and securitization activity, and maturities of investments and borrowings.

Our overall strategy is to minimize the adverse impact of immediate incremental changes in market interest rates (rate shock) on net interest income and net portfolio value. Net portfolio value is defined as the present value of assets, minus the present value of liabilities and off-balance sheet instruments. The attainment of this goal requires a balance between profitability, liquidity and interest rate risk exposure. To minimize the adverse impact of changes in market interest rates, we simulate the effect of instantaneous interest rate changes on net interest income and net portfolio value on a quarterly basis. The table below shows the estimated impact of changes in interest rates on net interest income and market value of equity as of December 31, 2008 and 2007, assuming a non-parallel shift of 100 and 200 basis points in both directions:

Table 19: Rate Shock Table

	Net Interest Income Volatility (1)		Net Portfolio Value Volatility (2)
Change in Interest Rates (Basis Points)	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
+200	11.6%	12.3%	8.8%	6.4%
+100	5.4%	7.4%	4.4%	5.7%
-100	(1.6)%	(6.8)%	(4.5)%	(6.0)%
-200	(1.4)%	(13.0)%	(9.7)%	(11.4)%

(1)                                  The percentage change represents net interest income for twelve months in a stable interest rate environment versus net interest income in the various rate scenarios.

(2)                                  The percentage change represents net portfolio value of the Bank in a stable rate environment versus net portfolio value in the various rate scenarios.

All interest-earning assets, interest-bearing liabilities and related derivative contracts are included in the interest rate sensitivity analysis at December 31, 2008 and 2007. At December 31, 2008 and 2007, our estimated changes in net interest income and net portfolio value were within the ranges established by the Board of Directors.

Our primary analytical tool to gauge interest rate sensitivity is a simulation model used by many major banks and bank regulators, and is based on the actual maturity and repricing characteristics of interest-rate sensitive assets and liabilities. The model attempts to predict changes in the yields earned on assets and the rates paid on liabilities in relation to changes in market interest rates. As an enhancement to the primary simulation model, prepayment assumptions and market rates of interest provided by independent broker/dealer quotations, an independent pricing model and other available public sources are incorporated into the model. Adjustments are made to reflect the shift in the Treasury and other appropriate yield curves. The model also factors in projections of anticipated activity levels by product line and takes into account our increased ability to control rates offered on deposit products in comparison to our ability to control rates on adjustable-rate loans tied to the published indices.

The following table provides the outstanding principal balances and the weighted average interest rates of our financial instruments as of December 31, 2008. The information presented below is based on the repricing date for variable rate instruments and the expected maturity date for fixed rate instruments.

Table 20: Expected Maturity for Financial Instruments

	Expected Maturity or Repricing Date by Year							Fair Value at
	2009	2010	2011	2012	2013	After 2014	Total	December 31, 2008
	(Dollars in thousands)
Assets:
CD investments	$228,441						$228,441	$228,353
average yield (fixed rate)	2.02%						2.02%
Short-term investments	$734,367						$734,367	$734,367
Weighted average rate	2.03%						2.03%
Securities purchased under resale agreements	$50,000						$50,000	$51,581
Weighted average rate	10.00%						10.00%
Investment securities held-to-maturity (fixed rate)	$23,848	$24,752	$14,293			$7,053	$69,946	$70,594
Weighted average rate	5.47%	7.71%	7.19%			5.17%	6.58%
Investment securities held-to-maturity (variable rate)	$52,371						$52,371	$52,511
Weighted average rate	2.94%						2.94%
Investment securities available-for-sale (fixed rate)	$612,437	$140,043	$182,159	$90,281	$80,625	$198,635	$1,304,180	$1,307,810
Weighted average rate	4.16%	5.29%	4.14%	4.85%	4.45%	5.17%	4.50%
Investment securities available-for-sale (variable rate) (1)	$829,150	$35,603	$5,720	$9,075	$3,672	$2,170	$885,390	$732,384
Weighted average rate	2.99%	4.82%	4.80%	6.37%	4.58%	4.74%	3.12%
Total gross loans	$6,652,984	$924,370	$394,667	$149,970	$75,999	$51,463	$8,249,453	$8,216,482
Weighted average rate	5.30%	6.88%	7.11%	6.97%	6.61%	3.24%	5.59%
Liabilities:
Checking accounts	$363,285						$363,285	$317,654
Weighted average rate	0.52%						0.52%
Money market accounts	$1,323,402						$1,323,402	$1,306,281
Weighted average rate	1.69%						1.69%
Savings deposits	$420,133						$420,133	$374,037
Weighted average rate	0.76%						0.76%
Time deposits	$4,611,084	$93,442	$7,598	$29,078	$886	$54	$4,742,142	$4,750,957
Weighted average rate	2.76%	3.49%	4.23%	4.17%	4.07%	2.19%	2.79%
Federal funds purchased	$28,022						$28,022	$28,022
Weighted average rate	0.25%						0.25%
FHLB advances (term)	$630,307	$660,000	$55,000	$5,000		$3,000	$1,353,307	$1,397,081
Weighted average rate	4.79%	3.95%	5.20%	4.46%		4.44%	4.40%
Customer repurchase agreements	$3,430						$3,430	$3,430
Weighted average rate	0.70%						0.70%
Securities sold under repurchase agreements (fixed rate)						$945,000	$945,000	$1,143,976
Weighted average rate						4.82%	4.82%
Securities sold under repurchase agreements (variable rate)	$50,000						$50,000	$56,923
Weighted average rate	4.15%						4.15%
Subordinated debt	$75,000						$75,000	$48,110
Weighted average rate	4.60%						4.60%
Junior subordinated debt (fixed rate)						$21,392	$21,392	$22,431
Weighted average rate						10.91%	10.91%
Junior subordinated debt (variable rate)	$139,178						$139,178	$49,784
Weighted average rate	3.92%						3.92%

(1)                                  Includes hybrid securities that have fixed interest rates for the first three or five years. Thereafter, interest rates become adjustable based on a predetermined index.

Expected maturities of assets are contractual maturities adjusted for projected payment based on contractual amortization and unscheduled prepayments of principal as well as repricing frequency. Expected maturities for deposits are based on contractual maturities adjusted for projected rollover rates for deposits with no stated maturity dates. We utilize assumptions supported by documented analyses for the expected maturities of our loans and repricing of our deposits. We also use prepayment projections for amortizing securities. The actual maturities of these instruments could vary significantly if future prepayments and repricing frequencies differ from our expectations based on historical experience.

The fair values of short-term investments approximate their book values due to their short maturities. For securities purchased under resale agreements, fair values are calculated by discounting future cash flows based on expected maturities or repricing dates utilizing estimated market discount rates. The fair values of the investment securities are generally determined by reference to the average of at least two quoted market prices obtained from independent external brokers or prices obtained from independent external pricing service providers who have experience in valuing these securities. In obtaining such valuation information from third parties, the Company has reviewed the methodologies used to develop the resulting fair values. For private label mortgage-backed securities and pooled trust preferred securities, fair values are derived based on a combination of broker prices and discounted cash flow analyses that are weighted as deemed appropriate for each security. The fair value of loans is determined based on the discounted cash flow approach. The discount rate is derived from the associated yield curve plus spreads, and reflects the offering rates in the market for loans with similar financial characteristics.

The fair value of deposits is determined based on the discounted cash flow approach. The discount rate is derived from the associated yield curve, plus spread, if any. For core deposits, the cash outflows are projected by the decay rate based on the Bank’s core deposit premium study. Cash flows for all non-time deposits are discounted using the LIBOR yield curve. For time deposits, the cash flows are based on the contractual runoff and are discounted by the Bank’s current offering rates, plus spread. For federal funds purchased, fair value approximates book value due to their short maturities. The fair value of FHLB term advances is estimated by discounting the cash flows through maturity or the next repricing date based on current rates offered by the FHLB for borrowings with similar maturities. Customer repurchase agreements, which have maturities ranging from one to three days, are presumed to have equal book and fair values because the interests rates paid on these instruments are based on prevailing market rates. The fair values of securities sold under repurchase agreements are calculated by discounting future cash flows based on expected maturities or repricing dates, utilizing estimated market discount rates and taking into consideration the call features of each instrument. For both subordinated and junior subordinated debt instruments, fair values are estimated by discounting cash flows through maturity based on current market rates the Bank would pay for new issuances.

The Asset/Liability Committee is authorized to utilize a wide variety of off-balance sheet financial techniques to assist in the management of interest rate risk. We may elect to use derivative financial instruments as part of our asset and liability management strategy, with the overall goal of minimizing the impact of interest rate fluctuations on our net interest margin and stockholders’ equity. Currently, derivative instruments do not have material effect on our operating results or financial position.

In August and November 2004, we entered into four equity swap agreements with a major investment brokerage firm to hedge against market fluctuations in a promotional equity index certificate of deposit product that we offered to Bank customers for a limited time during the latter half of 2004. This product, which has a term of 5 1/2 years, pays interest based on the performance of the Hang Seng China Enterprises Index, or the “HSCEI”. As of December 31, 2008, the combined notional amounts of the equity swap agreements total $19.3 million with termination dates similar to the stated maturity date on the underlying certificate of deposit host contracts. For the equity swap agreements, we agreed to pay interest based on the one-month Libor minus a spread on a monthly basis and receive any increase in the HSCEI at swap termination date. Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, a certificate of deposit that pays interest based on changes in an equity index is a hybrid instrument with an embedded derivative (i.e., equity call option) that must be accounted for separately from the host contract (i.e., the certificate of deposit). In accordance with SFAS No. 133, both the embedded equity call options on the certificates of deposit and the freestanding equity swap agreements are marked-to-market every month with resulting changes in fair value recorded in the consolidated statements of income.

On April 1, 2005, the Company amended the four equity swap agreements entered into in 2004 effectively removing the swap payable leg. The amendments to the swap agreements changed the terms of the agreements such that instead of paying interest based on the one-month Libor minus a spread on a monthly basis for the remaining terms of the agreements, we prepaid this amount based on the current market value of the cash streams. The total amount paid in conjunction with these swap agreement amendments was $4.2 million on April 1, 2005.

In December 2007, the Company entered into two additional equity swap agreements with a major investment brokerage firm to hedge against market fluctuations in a promotional equity index certificate of deposit product offered to bank customers. This product, which has a term of 5 years, also pays interest based on the performance of the HSCEI similar to the previous index certificate offering in 2004. As of December 31, 2008, the combined notional amounts of these new equity swap agreements totaled $24.1 million and have termination dates similar to the stated maturities of the underlying certificate of deposit host contracts. On December 3, 2007, we prepaid $4.5 million for the option cost based on the current market value of the cash streams.

The fair values of the equity swap agreements and embedded derivative liability for these six derivative contracts amounted to $13.9 million and $14.1 million, respectively, as of December 31, 2008, compared to $28.3 million and $28.3 million, respectively, as of December 31, 2007. The decrease in the fair value of the derivative contracts since December 31, 2007 can be attributed to a 51% decline in the index value as of December 31, 2008, relative to year-end 2007.

The embedded derivative liability is included in interest-bearing deposits and the equity swap agreements are included in other assets on the consolidated balance sheets. The fair value of the derivative contracts is determined based on the change in value of the HSCEI and the volatility of the call option over the life of the individual swap agreement. The option value is derived based on the volatility, the interest rate and the time remaining to maturity of the call option. The Company has also considered the counterparty’s as well as its own credit risk in determining the valuation.